   As filed with the Securities and Exchange Commission on December 17, 2001
                                                   Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.20549
                             _____________________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                            _______________________

                            CHESAPEAKE CORPORATION
            (Exact name of registrant as specified in its charter)

                   VIRGINIA                                           2657                                    54-0166880
(State or other jurisdiction of incorporation or  (Primary Standard Industrial Classification   (I.R.S. Employer Identification No.)
                 organization)                                    Code Number)

                                James Center II
                        1021 East Cary Street, Box 2350
                         Richmond, Virginia  23219-2350
                                 (804) 697-1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             J.P. CAUSEY JR., ESQ.
               Senior Vice President, Secretary & General Counsel
                             Chesapeake Corporation
                                James Center II
                             1021 East Cary Street
                           Richmond, Virginia  23219
                                 (804) 697-1000
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                             _____________________

                                   Copies to

                             GARY E. THOMPSON, ESQ.
                               Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                            Richmond, Virginia 23219
                                 (804) 788-8200
                             _____________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________________

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                   Proposed Maximum    Proposed Maximum
            Title of Each Class                 Amount to be        Offering Price        Aggregate              Amount of
      of Securities to be Registered          Registered/(1) /         Per Unit         Offering Price     Registration Fee/(2)/
---------------------------------------------------------------------------------------------------------------------------------
10-3/8% Senior Subordinated Notes due        (Pounds)115,000,000         N/A                 N/A                 $40,120
2011.................................
================================================================================================================================

(1) Plus accrued interest, if any, from the date of issuance of the original notes referred to herein.
(2) Calculated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the maximum of (Pounds)115,000,000 aggregate principal amount of original notes that may be exchanged for exchange notes pursuant to the exchange offer described herein, and a foreign currency exchange rate of (Pounds)1 to $1.4597, the exchange rate in effect on December 17, 2001.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer is not permitted.
--------------------------------------------------------------------------------

                Subject to completion, dated December 17, 2001

Prospectus

                       [LOGO of Chesapeake Corporation]

                               OFFER TO EXCHANGE

            up to (Pounds)115,000,000 aggregate principal amount of
                  10-3/8% Senior Subordinated Notes due 2011
                                      for
                          a like principal amount of
                  10-3/8% Senior Subordinated Notes due 2011
          that have been registered under the Securities Act of 1933


     . The terms of the exchange notes we will issue in the exchange offer will be substantially identical to the terms of the original notes, except that transfer restrictions and registration rights relating to the original notes will not apply to the exchange notes.

     . The exchange offer expires at 5:00 p.m., London, England, time, ______, 2002, unless we extend it.

     . All original notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

     . Tenders of original notes may be withdrawn at any time before the expiration of the exchange offer.

     . Application has been made to list the exchange notes on the Luxembourg Stock Exchange.
                           ___________________________

        BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ________, 2002.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
NOTICE TO INVESTORS......................................................     i
INCORPORATION OF CERTAIN DOCUMENTS; WHERE YOU CAN FIND MORE
  INFORMATION............................................................    ii
NOTE ON AS ADJUSTED FINANCIAL INFORMATION................................    ii
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS.............   iii
SUMMARY..................................................................     1
RISK FACTORS.............................................................     9
USE OF PROCEEDS..........................................................    17
CAPITALIZATION...........................................................    18
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA..........................    19
THE EXCHANGE OFFER.......................................................    21
DESCRIPTION OF THE EXCHANGE NOTES........................................    31
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS........................    71
PLAN OF DISTRIBUTION.....................................................    76
GENERAL LISTING INFORMATION..............................................    77
LEGAL MATTERS............................................................    78
EXPERTS..................................................................    78

                             ______________________

                               NOTICE TO INVESTORS

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the exchange notes to any person in any jurisdiction where it is unlawful to make such offer or solicitation. The information in this prospectus may be accurate only on the date of this document.
                             _____________________

     This prospectus has been prepared by us solely for use in connection with the exchange offer. We have taken all reasonable care to ensure that the facts stated in this prospectus about us and the exchange notes are true and accurate in all material respects and that there are no other material facts which, if omitted, would make any statement in this prospectus misleading. If the terms of the exchange offer are modified or amended in a manner which could make the prospectus, as so modified or amended, materially inaccurate or misleading, a new prospectus and/or prospectus amendment will be prepared. We have prepared this prospectus and are responsible for its contents, and accept responsibility for the information disclosed in this prospectus. Any decision to exchange original notes for exchange notes in the exchange offer must be based on the information contained in, or incorporated by reference into, this document.

     The exchange notes will be issued in the form of one or more registered global exchange notes. The global exchange notes will be deposited with a common depositary for the Euroclear System and Clearstream Banking, S.A. on the date the exchange notes are issued. Beneficial interests in the global exchange notes will be shown on, and transfers of beneficial interests in the global exchange notes will be effected through, records maintained by Euroclear, Clearstream and their respective participants. After initial issuance of the global exchange notes, securities in certificated form may be issued in exchange for the global exchange notes on the terms set forth in the indenture. See "Description of the Exchange Notes--Book-Entry; Delivery and Form" for further discussion of these matters.

                      INCORPORATION OF CERTAIN DOCUMENTS;
                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of those documents at the SEC's regional offices in Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings by accessing the SEC's Internet site at http://www.sec.gov. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number: Chesapeake Corporation, James Center II, 1021 E. Cary Street, Box 2350, Richmond, Virginia 23218-2350, (804) 697-1100, Attention: Investor Relations. In order to obtain timely delivery of these documents, you must make your request no later than five business days before the expiration date of the exchange offer.

     We are "incorporating by reference" certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the exchange offer:

     . our annual report on Form 10-K for the fiscal year ended December 31, 2000;

     . our quarterly reports on Form 10-Q for the quarters ended April 1, 2001, July 1, 2001, and September 30, 2001; and

     . our current reports on Form 8-K filed with the SEC on November 1, 2001, November 5, 2001, November 13, 2001, and November 19, 2001.

     Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.
                             ______________________

                   NOTE ON AS ADJUSTED FINANCIAL INFORMATION

     In this prospectus, we provide "as adjusted" financial information. As adjusted financial information has been adjusted to give effect to:

     .  the original notes offering; and

     . the application of the proceeds of the original notes offering to repay borrowings under our senior credit facility as if such events occurred at the start of the applicable period, in the case of statement of income data, or on the applicable date, in the case of balance sheet data.

     Subsequent to September 30, 2001, the latest date for which as adjusted financial information is provided, there have been additional changes to our financial condition. On October 1, 2001, we borrowed $42.4 million under our senior credit facility to make a tax payment, and we made an additional $62.0 million tax payment in December 2001. We funded that $62.0 million payment with cash generated from operations, the proceeds of asset sales and borrowings under our senior credit facility. The as adjusted information in this prospectus does not give effect to the changes in total debt subsequent to September 30, 2001, described above, such asset sales or the December tax payment. See "Use of Proceeds."

         SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     We have made and incorporated by reference forward-looking statements in this prospectus. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to our management. Forward-looking statements are not statements of historical fact. For example, when we use words such as "believe," "anticipate," "expect," "estimate," "intend," "should," "would," "could," "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Forward-looking statements include statements concerning:

     .  future results of operations;

     .  liquidity, cash flow and capital expenditures;

     . acquisition activities and the effect of completed acquisitions, including expected synergies and cost savings;

     .  pending or anticipated litigation;

     . debt levels and the ability to obtain additional financing or make payments on our debt;

     .  regulatory developments, industry conditions and market conditions; and

     .  general economic conditions.

     Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents we have incorporated by reference, could affect us in the future and could cause our results, performance and financial condition to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information under "Risk Factors." We do not undertake any obligation to update our forward-looking statements.

                                    SUMMARY

     This summary highlights selected information about us. This summary is not complete and may not contain all of the information that you should consider before investing in the exchange notes. You should read this entire prospectus carefully, including "Risk Factors," and the documents that we have filed with the SEC and incorporated by reference into this prospectus.

                            CHESAPEAKE CORPORATION

     We are a leading international supplier of specialty value-added paperboard products, and we are also a leading supplier of plastic packaging products to niche markets. We focus on specific end-use markets, where our multinational customers demand creative packaging designs and desire broad geographic coverage from their packaging supplier. These markets are characterized by higher growth prospects and lower cyclicality than commodity packaging markets. Within those markets, the services and process capabilities we offer enable us to provide additional value to our customers and achieve higher operating margins.

     We operate in two core business segments: paperboard packaging and plastic packaging. We also have a land development business that, as of September 30, 2001, held approximately 25,000 acres of real estate in the United States which we plan to sell over the next several years.

     Historically, we were a manufacturer of commodity paper products, forest products and corrugated packaging products, with operations located primarily in the United States. Since 1997, we have divested our former commodity-based businesses, and have built our current core businesses through a series of acquisitions, the most significant of which were Field Group plc in 1999, and Boxmore International PLC and First Carton Group Limited in 2000. As a result of our recent strategic transformation, we now supply value-added paperboard and plastic packaging products from a network of 43 paperboard packaging facilities in Europe and North America, and 7 plastic packaging facilities in Europe, Africa and Asia.

Paperboard Packaging

     We specialize in the design and production of folding cartons, printed leaflets, labels and other value-added paperboard packaging products. For the 12 months ended September 30, 2001, our paperboard packaging segment produced revenues of $667.4 million, earnings before interest and taxes of $57.2 million and accounted for 85.2% of our net sales. We focus on specific end-use markets including:

     Pharmaceutical and Healthcare. We believe that we are the leading European supplier of pharmaceutical and healthcare paperboard packaging. Our network of 22 dedicated pharmaceutical and healthcare packaging plants in 7 European countries offers pan-European manufacturing and distribution of folding cartons, labels and leaflets.

     Premium Branded Products. We are a leading European supplier, based on sales, of the creative paperboard packaging desired by multinational, premium branded consumer products companies in the sectors we serve. Brand leaders for these products value our ability to provide sophisticated creative and structural design, intricate graphic and embossed detail and value-added service enhancements to differentiate and position their products for retail sale at particular price points. We focus on end-use markets such as:

          Fine Spirits -- We are the leading supplier of paperboard packaging to alcoholic drink manufacturers in Europe. Our packaging products for the drinks sector include folding cartons, spirally wound composite tubes and self-adhesive or wet applied labels, and are generally complex, higher-value-added products involving special finishes such as gold blocking and embossing.

          Premium Confectioneries -- We are the leading supplier of paperboard packaging to the European premium confectionery industry. Our internationally recognized creative and structural design resources satisfy our customers' demand for innovative packaging designs, particularly for the important year-end holiday and Easter marketing seasons.

          Tobacco Products -- We are one of Europe's leading suppliers of paperboard packaging for the tobacco industry. Our customers use our packaging for brands that are manufactured in Europe for sale locally and to global export markets.

     Food and Household. We manufacture paperboard packaging, primarily consisting of folding cartons, for a wide variety of food and household products, including wet and dry grocery products, frozen foods and household supplies.

     Multimedia and Technology. We supply folding cartons and printed materials, such as software packages, labels, manuals and instruction kits, for technology and multimedia companies, where our creative and structural design capabilities and stringent quality controls assist our customers in enhancing brand awareness in competitive markets.

Plastic Packaging

     Our plastic packaging segment designs and manufactures plastic containers, bottles, preforms and closures. We believe this segment holds leadership positions within several sectors of our end-use markets, including high density polyethylene ("HDPE") bottles for the Irish dairy market and polyethylene tetraphthalate ("PET") bottles and preforms for soft drink markets in South Africa and the United Kingdom. For the 12 months ended September 30, 2001, our plastic packaging segment produced revenues of $99.4 million, earnings before interest and taxes of $4.5 million and accounted for 12.7% of our net sales. Our primary end-use markets are:

     Agrochemical and Other Specialty Chemicals. We design and manufacture HDPE plastic conventional and fluorinated barrier containers and closures for niche agrochemical and other specialty chemical markets, such as food flavorings, beverage concentrates and industrial solvents, primarily in Europe. Within these markets, approximately 40% of our sales are generated by products that utilize our proprietary fluorinated blow molding process.

     Beverages. We are a leading supplier of plastic beverage packaging in the United Kingdom, Ireland and South Africa. We are the leading supplier of PET soft drink bottles in South Africa and the leading supplier of HDPE milk bottles in Ireland.

     Pharmaceuticals and Healthcare. We design and manufacture HDPE plastic bottles for pharmaceutical and healthcare markets. We work closely with our customers to design innovative packaging solutions that enhance manufacturing efficiency while also improving brand identity.

Land Development

     As of September 30, 2001, our land development segment held approximately 25,000 acres of real estate located in Virginia. We retained this acreage when we sold the timberland associated with our former pulp and paper operations because we believe this land is more valuable when sold for development or other uses. We market this land to third parties for residential and commercial development, real estate investment and land conservation. We plan to sell this land over the next several years.

                            ______________________

     We are a holding company incorporated in Virginia. Our principal executive offices are located at James Center II, 1021 E. Cary Street, Richmond, Virginia 23218-2350. Our telephone number is (804) 697-1000.

                              RECENT DEVELOPMENTS

Recent Dispositions

     In November 2001, we sold our remaining 19% interest in Color-Box, LLC. We applied the net proceeds from this sale of approximately $24 million to a tax payment that was due in December 2001.

     In November 2001, we sold our Thatcham, England, food and household carton factory. Operations at the Thatcham factory were shut down at the end of 2000 and the costs were part of a restructuring provision recorded in the fourth quarter of 2000. The sale generated cash of approximately $10 million and an after-tax gain of approximately $2.9 million. We applied the net proceeds from this sale to a tax payment that was due in December 2001.

                              THE EXCHANGE OFFER

     The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained in "The Exchange Offer" section of this prospectus. For a more detailed description of the exchange notes, see "Description of the Exchange Notes."

     On November 19, 2001, we completed the private offering of the 10-3/8% Senior Subordinated Notes due 2011, which we may refer to as the original notes. In this exchange offer, we are offering to exchange for the original notes our 10-3/8% Senior Subordinated Notes due 2001, which we may refer to as the exchange notes. The exchange notes are identical in all material respects to the original notes, except that the exchange notes have been registered under the Securities Act.

     Any original notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may transfer or resell them only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the original notes under the exchange offer only following the satisfaction of the procedures and conditions described in "The Exchange Offer."

     Because we anticipate that most holders of the original notes will elect to exchange their original notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the original notes.

Registration Rights
Agreement..............................   We sold the original notes on November 19, 2001, to the initial purchasers -- Credit Suisse First Boston (Europe) Limited, Goldman
                                          Sachs International, First Union Securities, Inc. and Banc of America
                                          Securities Limited.  In connection with the sale of the original notes, we entered into a registration rights agreement that provides for the exchange offer.

                                          You may exchange your original notes for exchange notes that have substantially identical terms as the original notes.  The exchange offer satisfies your rights under the registration rights agreement.
                                          After the exchange is over, you will not be entitled to any exchange or registration rights with respect to your original notes.

The Exchange Offer.....................   We are offering to exchange up to (Pounds)115,000,000 aggregate principal amount of original notes for an identical principal amount of exchange notes.

Purpose and Effect.....................   The purpose of the exchange offer is to give you the opportunity to exchange your original notes for exchange notes that have been registered under the Securities Act.  We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC to which each holder of original notes, if any are outstanding after the exchange offer, and exchange notes will have access.

Resale.................................   We believe that the exchange notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate"
                                          within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act if:

                                            .  you are acquiring the exchange notes in the ordinary course of your business; and

                                            .  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

                                          If you do not meet the conditions described above, you may incur liability under the Securities Act if you transfer any exchange notes without delivering a prospectus meeting the requirements of the
                                          Securities Act or without an exemption from that Act.  We will not assume or indemnify you from that liability.

                                          Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for original notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.  See "Plan of Distribution."

                                          Any holder of original notes who:

                                            .  is our affiliate;

                                            .  does not acquire exchange notes in the ordinary course of its business; or

                                            .  exchanges original notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes

                                          must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date.......................    The exchange offer will expire at 5:00 p.m., London, England, time, on
                                          ________, 2002, unless we decide to extend the expiration date.  We do not currently intend to extend the expiration of the exchange offer.

Withdrawal Rights.....................    You may withdraw the tender of your original notes at any time before the expiration date of the exchange offer.

Conditions to the Exchange
Offer.................................    The exchange offer is subject to customary conditions, which we may waive.  Please refer to the section in this prospectus entitled "The
                                          Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
Outstanding Notes.....................    To participate in the exchange offer, you must tender your original notes following the procedures for book-entry transfer described in
                                          "The Exchange Offer--Book-Entry Transfer."

Special Procedures for
Beneficial Owners.....................    If you hold original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender original notes.  Please refer to the section in this prospectus entitled, "The Exchange
                                          Offer--Procedures for Tendering Original Notes."

Effect on Holders of
Original Notes.........................   If you are a holder of original notes and you do not tender your original notes in the exchange offer, you will continue to hold your original notes and will be entitled to all the rights and subject to all the limitations applicable to the original notes in the indenture.

                                          The trading market for original notes could be adversely affected if some but not all of the original notes are tendered and accepted in the exchange offer.

Consequences of Failure to
Exchange Your Original
Notes..................................   All untendered original notes will remain subject to the restrictions on transfer provided for in the original notes and in the indenture.
                                          Generally, the original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities
                                          Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.
                                          Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the
                                          Securities Act.

                                          Because we anticipate that most holders of the original notes will elect to exchange their original notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited.

Use of Proceeds........................   We will not receive any cash proceeds from the exchange offer.

Federal Income Tax
Consequences...........................   The exchange of the original notes for exchange notes should not be a taxable event to you for U.S. federal income tax purposes.  Please refer to the section in this prospectus entitled "Material United
                                          States Federal Tax Considerations."

Exchange Agent.........................   The Bank of New York is serving as exchange agent in the exchange offer, and The Bank of New York (Luxembourg) S.A. is serving as
                                          Luxembourg exchange agent.  Please refer to the section in this prospectus entitled "The Exchange Offer--Exchange Agent."

                              THE EXCHANGE NOTES

     The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the original notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The exchange notes issued in the exchange offer will evidence the same debt as the original notes, and both the original notes and the exchange notes are governed by the same indenture. In this summary of the exchange notes, we use the term "notes" to mean, collectively, the original notes, exchange notes and any additional notes that may be issued under the indenture. Except as specified otherwise, the following terms are applicable to both the original notes and the exchange notes.

Issuer...................................  Chesapeake Corporation.

Securities Offered.......................  (Pounds)115,000,000 million aggregate principal amount of 10 3/8% Senior
                                           Subordinated Notes due 2011.

Maturity.................................  November 15, 2011.

Interest.................................  The notes will accrue interest from the most recent date on which interest was paid on the original notes or, if no interest has been paid on the original notes, from November 19, 2001, at 10-3/8%, payable in cash on May 15 and November 15 of each year, beginning May
                                           15, 2002.

Optional Redemption......................  We may redeem any of the notes beginning on November 15,
                                           2006.  The initial redemption price is 105.188% of their principal amount, plus accrued interest.  The redemption price will decline each year beginning November 15, 2007, and will be 100% of their principal amount, plus accrued interest, beginning on November 15,
                                           2009.

                                           In addition, before November 15, 2004, we may redeem up to 35% of the aggregate principal amount of notes with the proceeds of
                                           certain public offerings of our common stock at 110.375% of their principal amount plus accrued interest.  We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued remains
                                           outstanding.

Additional Amounts; Tax Redemption.......  Payments in respect of the notes will generally be made without withholding or deduction for any taxes or other governmental charges imposed by any taxing authority in any jurisdiction where we are organized or resident.  If withholding or deduction is required by law, we will be required, subject to certain exceptions, to pay you additional amounts so that your net amount received is no less than what you would have received in the absence of such withholding or deduction.  If certain changes in law take place that would impose withholding taxes or deductions on our payments on the notes, we may redeem all of the notes at 100% of their principal amount plus accrued interest.

Change of Control........................  Upon a change of control (as defined under "Description of the
                                           Exchange Notes"), we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase plus accrued interest.
                                           See "Risk Factors--Risks Related to the Exchange Notes and the
                                           Exchange Offer--We may be unable to repay the exchange notes if they become due prior to maturity due to a change of control or an event of default."

Ranking..................................  The notes will rank equally to all of our other senior subordinated indebtedness, but will be junior to all of our senior indebtedness.  The notes will also effectively rank junior to all liabilities, including trade payables, of our subsidiaries, none of which will initially guarantee the notes.  As of
                                           September 30, 2001, on an as adjusted basis the notes:

                                           .  would have ranked junior to approximately $169.5 million of unsubordinated indebtedness of Chesapeake, excluding guarantees of debt of Chesapeake's subsidiaries; and

                                           .  would have ranked junior to approximately $520.8 million of liabilities of Chesapeake's subsidiaries (including trade payables), excluding subsidiaries included in discontinued operations.

Guarantees...............................  None of our subsidiaries will initially guarantee the notes.
                                           However, (i) with limited exceptions, if any of our subsidiaries that currently guarantee our obligations under the senior credit facility become "significant subsidiaries," as currently defined by the SEC, and at that time or any time thereafter guarantee our obligations under the senior credit facility or (ii) if any of our other subsidiaries guarantee any of our obligations under the senior credit facility, then that subsidiary will be required to unconditionally guarantee the notes on a senior subordinated basis.

Certain Covenants........................  The terms of the notes restrict our ability and that of our restricted subsidiaries (as described in "Description of the Exchange
                                           Notes") to:

                                           .incur additional indebtedness;

                                           .pay dividends or make distributions in respect of capital stock;

                                           .purchase or redeem capital stock;

                                           .make investments or certain other restricted payments;

                                           .create liens;

                                           .sell assets;

                                           .issue or sell stock of restricted subsidiaries;

                                           .enter into transactions with shareholders or affiliates; or

                                           .effect a consolidation or merger.

                                           However, these limitations will be subject to a number of important qualifications and exceptions.

Listing..................................  Application has been made to list the exchange notes on the
                                           Luxembourg Stock Exchange.

Governing Law............................  New York.

                             SUMMARY CONSOLIDATED
                           HISTORICAL FINANCIAL DATA

     We have derived the following summary consolidated historical financial data from our audited consolidated financial statements and unaudited consolidated interim financial statements incorporated by reference into this prospectus. As a result of significant acquisitions and dispositions, our historical results are not indicative of our future financial condition or results of operations.

     In January 2001, we announced plans to sell the principal businesses included in our former merchandising and specialty packaging segment, and on March 2, 2001, we sold our 5 percent equity interest in Georgia-Pacific Tissue, LLC (the "Tissue JV") to Georgia-Pacific Corporation ("G-P"), which comprised the remainder of our former tissue segment. The former merchandising and specialty packaging segment and the former tissue segment are both accounted for as discontinued operations.

     You should read our historical audited consolidated financial statements and unaudited consolidated interim financial statements and the related notes to those financial statements incorporated by reference into this prospectus for further details.

(in millions, except ratios)                                        Nine Months Ended                  Years Ended December 31,
                                                         --------------------------------------      ----------------------------
                                                         September 30, 2001     October 1, 2000      2000        1999        1998
                                                         ------------------     ---------------      ----        ----        ----
Statement of Income Data:
Net sales..............................................         $  589.3            $  460.4       $  654.7    $  396.7    $   89.3
Cost of products sold..................................            471.4               358.4          508.3       317.0        70.4
Selling, general and administrative expenses...........             83.2                68.0           99.0        63.4        26.6
Restructuring/special charges(1).......................              7.7                 5.1            7.7        27.7         3.2
                                                                --------            --------       --------    --------    --------
Operating income (loss)................................             27.0                28.9           39.7       (11.4)      (10.9)
Gain on the sale of business...........................                                                            80.8
Other income, net......................................              3.8                 2.4            6.0         7.3         9.2
                                                                --------            --------       --------    --------    --------
    Income (loss) from continuing operations before
        interest and taxes.............................             30.8                31.3           45.7        76.7        (1.7)
Interest expense, net..................................             23.5                18.5           28.1         0.4         1.1
Income tax expense (benefit)...........................              2.4                 3.9            6.4        30.2        (0.4)
                                                                --------            --------       --------    --------    --------
    Income (loss) from continuing operations...........              4.9                 8.9           11.2        46.1        (2.4)
Discontinued operations, net of income taxes...........            108.9               (11.4)         (77.0)      204.7        36.4
Extraordinary items, net of income taxes...............                                 (1.5)          (1.5)
Cumulative effect of accounting change, net of income
    taxes                                                                                                                      13.3
                                                                --------            --------       --------    --------    --------
Net income (loss)......................................         $  113.8            $   (4.0)      $  (67.3)   $  250.8    $   47.3
                                                                ========            ========       ========    ========    ========

Other Financial Data:
Depreciation from continuing operations................         $   34.5            $   30.7       $   41.5    $   28.4    $    7.2
Amortization from continuing operations................             10.8                 7.8           11.7         4.5
EBITDA from continuing operations (2)..................             83.8                77.5          109.2        56.5         8.7
Capital expenditures for continuing operations.........             29.0                33.9           51.1        38.6        12.4
Ratio of earnings to fixed charges(3)..................              1.3x                               1.6x       59.7x          -
Pro forma ratio of earnings to fixed charges(4)........              1.1x                               1.4x

                                                             As of September 30, 2001
                                                             ------------------------
                                                         Actual           As Adjusted(5)
                                                         ------           --------------
Balance Sheet Data:
Cash and cash equivalents..............................  $     19.6        $     60.8
Working capital........................................       (92.9)            (51.7)
Total assets...........................................     1,321.2           1,367.7
Long-term debt.........................................       387.5             434.0
Stockholders' equity...................................       450.8             450.8

______________________

(1) See Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated herein by reference from our Form 10-Q for the quarter ended September 30, 2001, for a description of restructuring/special charges.
(2) We define EBITDA as income from continuing operations before interest and taxes, plus depreciation and amortization and cost of timber harvested, adjusted to exclude restructuring/special charges, gains on sales of businesses in all periods and $2.6 million of nonrecurring transaction expenses in 2000. EBITDA includes other income. EBITDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements while excluding nonrecurring items. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. EBITDA is not necessarily comparable to similarly titled measures for other companies.
(3) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expense. Earnings, as defined, were inadequate to cover fixed charges by $2.8 million in 1998.
(4) For purposes of computing the pro forma ratio of earnings to fixed charges, the ratio of earnings to fixed charges is adjusted for the original notes offering, assuming the offering of the original notes had been completed January 1, 2000.
(5) Adjusted to give effect to the original notes offering and the application of the proceeds therefrom, but does not give effect to borrowings under our senior credit facility used to pay taxes on October 1, 2001, and December 17, 2001. See "Note on As Adjusted Financial Information."

                                 RISK FACTORS

     You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference into this prospectus, in evaluating us, our business and an investment in the exchange notes. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of the exchange notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

                 Risks Related to Our Substantial Indebtedness

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We have a substantial amount of outstanding indebtedness. On September 30, 2001, on an as adjusted basis, we would have had total indebtedness of approximately $485.7 million, and approximately $166.4 million of additional revolving credit capacity under our senior credit facility. On October 1, 2001, we borrowed an additional $42.4 million. See "Note on As Adjusted Financial Information," "Capitalization," "Use of Proceeds" and "Description of the Exchange Notes." We and our subsidiaries will be able to incur substantial additional indebtedness in the future as the indenture governing the exchange notes does not fully prohibit our subsidiaries or us from incurring additional indebtedness. Our substantial leverage could have significant consequences to you. For example, it could:

     . make it more difficult for us to generate sufficient cash to satisfy our obligations with respect to the exchange notes and our other indebtedness;

     . increase our vulnerability to general adverse economic and industry conditions;

     .    limit our ability to obtain additional financing;

     . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of our cash flow available for other purposes, including capital expenditures, acquisitions and other general corporate purposes;

     . require us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet debt payment obligations;

     . restrict us from making strategic acquisitions or exploiting business opportunities;

     . limit our flexibility in planning for, or reacting to, changes in our business and our industry;

     . place us at a possible competitive disadvantage compared to our competitors that have less debt; and

     . expose us to risks that are inherent in interest rate fluctuations because a part of our indebtedness bears variable rates of interest.

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under a new credit facility or otherwise in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the exchange notes, on commercially reasonable terms or at all.

RESTRICTIVE COVENANTS IN THE EXCHANGE NOTES AND OUR OTHER INDEBTEDNESS COULD ADVERSELY AFFECT OUR BUSINESS BY LIMITING OUR OPERATING AND STRATEGIC FLEXIBILITY.

     The indenture for the exchange notes contains restrictive covenants that limit our ability to:

     .    incur additional indebtedness;

     .    pay dividends or make distributions in respect of capital stock;

     .    purchase or redeem capital stock;

     .    make investments or certain other restricted payments;

     .    create liens;

     .    sell assets;

     .    issue or sell stock of restricted subsidiaries;

     .    enter into transactions with shareholders or affiliates; and

     .    effect a consolidation or merger.

     These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, mergers and acquisitions or other corporate opportunities. In addition, our senior credit facility contains other and more restrictive covenants and also prohibits us from prepaying our other indebtedness, including the exchange notes. Our senior credit facility also requires us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by a deterioration in our operating results, as well as by events beyond our control, including economic conditions, and we cannot assure you that we will meet those ratios. In 2000 and 2001, we needed waivers of certain covenants under our senior credit facility and needed to amend the senior credit facility to change certain covenants. We may need to waive or amend covenants under our senior credit facility in the future, but cannot assure you that we will be able to obtain such waivers or amendments. A breach of any of these covenants, ratios or restrictions could result in an event of default under our senior credit facility and any of our other indebtedness that may be cross-defaulted to our senior credit facility. Upon the occurrence of an event of default under the senior credit facility or such other indebtedness, the lenders could terminate their commitment to lend and elect to declare all amounts outstanding under such indebtedness, together with accrued interest, to be immediately due and payable. If these lenders accelerate the payment of that indebtedness or foreclose on the collateral, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and any other debt, including the exchange notes. See "Description of the Exchange Notes--Certain Covenants."

          Risks Related to the Exchange Notes and the Exchange Offer

WE ARE A HOLDING COMPANY AND ARE DEPENDENT UPON DIVIDENDS, INTEREST INCOME AND LOANS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS.

     We are a United States holding company and conduct all of our operations through our subsidiaries, most of which are located in other countries. Our ability to meet our debt service obligations will therefore be dependent on receipt of dividends, interest income and loans from our direct and indirect subsidiaries. Subject to the restrictions contained in the indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of the Exchange Notes--Certain Covenants-

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries." In addition, under applicable law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock. In particular, there are significant tax and other legal restrictions on the ability of non-U.S. subsidiaries to remit money to us. As a result, our subsidiaries may not be able to pay dividends to us. If they do not, we will not be able to make debt service payments on the exchange notes and our other debt instruments. You will not have any claim as a creditor against any of our subsidiaries that do not guarantee the exchange notes.

THE EXCHANGE NOTES WILL BE JUNIOR TO OUR SENIOR INDEBTEDNESS AND THE LIABILITIES OF OUR SUBSIDIARIES.

     Senior Debt. The exchange notes will be subordinated to the prior payment in full of our current and future senior indebtedness. As of September 30, 2001, on an as adjusted basis, the exchange notes would have ranked junior to approximately $169.5 million of our unsubordinated indebtedness, excluding guarantees of subsidiary liabilities. See "Note on As Adjusted Financial Information." The indenture relating to the exchange notes will permit us and our subsidiaries to incur certain additional indebtedness, which may be senior indebtedness.

     If we are declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior indebtedness, we will be required to pay the lenders under our senior indebtedness in full before we use any of our assets to pay holders of our exchange notes. Accordingly, we may not have enough assets to pay holders of our exchange notes after paying the holders of our senior indebtedness. In addition, we may not be permitted to pay any amounts on the exchange notes in the event of a payment default with respect to specified senior indebtedness, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, if other non-payment defaults with respect to specified senior indebtedness occur, we may not be permitted to pay any amount regarding the exchange notes for a designated period of time.

     Subsidiary Liabilities. The exchange notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, as none of our subsidiaries will initially guarantee the exchange notes. As of September 30, 2001, our subsidiaries (excluding subsidiaries included in discontinued operations) had approximately $520.8 million of liabilities outstanding, including trade payables. Because we are a holding company that conducts substantially all of our operations through our subsidiaries, our subsidiaries generated all of our operating income during the 12 months ended September 30, 2001, and comprised approximately 90% of our total assets as of September 30, 2001. Your right to receive assets from any of our subsidiaries upon the liquidation or reorganization of our subsidiaries will be subordinated to the claims of the creditors of our subsidiaries, including trade creditors. The indenture will permit our subsidiaries to issue additional debt and will not limit their ability to incur trade payables and other liabilities.

WE MAY BE UNABLE TO REPAY THE EXCHANGE NOTES IF THEY BECOME DUE PRIOR TO MATURITY DUE TO A CHANGE OF CONTROL OR AN EVENT OF DEFAULT.

     Covenants in our senior indebtedness may prohibit us from repurchasing the exchange notes prior to maturity, even though the indenture requires us to do so in some circumstances. Additionally, if we become required to repurchase the exchange notes prior to maturity, we may be prevented from doing so because of liquidity and cash flow difficulties at such time. Upon the occurrence of specified "change of control" events, you may require us to purchase your exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest. Upon the occurrence of an acceleration of the exchange notes following an "event of default," the entire outstanding principal amount of the exchange notes will become due and payable. Covenants in our senior credit facility prohibit us from repaying the exchange notes prior to maturity unless we first repay all amounts outstanding under our senior credit facility. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your exchange notes prior to maturity unless we are able to refinance or obtain waivers under the senior credit facility and other indebtedness with similar restrictions. We cannot assure you that we will have the financial resources to purchase your exchange notes, particularly if the event that triggers early repayment also triggers a similar repurchase requirement for, or results in the acceleration of the repayment of, our other indebtedness. Our senior credit facility currently provides that certain change of control events will constitute a default and could result in the acceleration of the repayment of our indebtedness under the senior credit facility, and our outstanding senior unsecured notes provide that holders may require us to repurchase their notes upon certain change of control events not approved by our continuing directors. See "Description of the Exchange Notes."

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES, AND YOU MAY NOT BE ABLE TO RESELL THE EXCHANGE NOTES.

     The exchange notes are new securities for which there is currently no established market. Although the initial purchasers of the original notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes.

     In addition, the liquidity of the trading markets in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or in the prospects for companies in our industry generally. As a result, you cannot be certain that active trading markets will develop for the exchange notes.

IF YOU DO NOT EXCHANGE YOUR ORIGINAL NOTES FOR EXCHANGE NOTES, YOUR ORIGINAL NOTES WILL CONTINUE TO HAVE RESTRICTIONS ON TRANSFER.

     If you do not exchange your original notes for exchange notes in the exchange offer, or if your original notes are tendered but not accepted, your original notes will continue to have restrictions on transfer. In general, you may offer or sell any original notes only if the original notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the original notes under the Securities Act, other than in the limited circumstances described in the registration rights agreement.

THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR ORIGINAL NOTES.

     If original notes are tendered for exchange, the trading market for untendered and tendered but unaccepted original notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

                         Risks Related to Our Business

OUR BUSINESS MAY SUFFER FROM RISKS RELATED TO OUR RECENT ACQUISITIONS AND POTENTIAL FUTURE ACQUISITIONS.

     We cannot assure you that we will be able successfully to integrate our recent acquisitions and any future acquisitions, which could adversely impact our long-term competitiveness and profitability. The operations of our company have substantially changed over the last five years through the divestiture of our commodity paper products, forest products and corrugated packaging businesses and the acquisition of our existing specialty packaging operations. Substantially all of our existing specialty packaging operations were acquired within the last three years through a series of acquisitions. As part of our business strategy, over the next few years, we plan to expand our network of value-added packaging facilities, which are now located primarily in Europe, through the acquisition of complementary businesses in North America and to pursue smaller acquisitions, joint ventures or alliances in Europe, Asia and South America.

     The integration of our recent acquisitions and any future acquisitions will involve a number of risks that could harm our financial condition, results of operations and competitive position. In particular:

     . Our integration plan for our recent acquisitions assumes certain cost savings and other benefits based on analyses that involve assumptions as to future events, including the ease of transferring production to different facilities, assumed operating costs and competitive factors, as well as general business and industry conditions, many of which are beyond our control and may not materialize. Unforeseen factors may offset the estimated cost savings or other components of our integration plan in whole or in part. As a result, our actual cost savings may vary considerably, or be considerably delayed, compared to our estimates.

     . The integration process could disrupt the activities of the businesses that are being combined. The combination of the companies will require, among other things, coordination of administrative and other functions and consolidation of production capacity. Plant consolidation may strain our ability to deliver products of acceptable quality from consolidated facilities. We may experience attrition among the skilled labor force at the companies acquired in reaction to being acquired and in reaction to our consolidation of plants following the acquisition.

     . The execution of our integration plans may divert the attention of our management from operating our business.

     .    We may assume unanticipated liabilities and contingencies.

     . Future acquisitions could cause a reduction of our reported earnings because of the issuance of additional securities or debt, increased interest costs, goodwill write-offs and an increased income tax rate.

     With respect to our strategic plan to grow in part through acquisitions, we cannot assure you that we will be able to identify suitable acquisitions at acceptable prices or that we will have access to sufficient capital to take advantage of desirable acquisitions. We cannot assure you that our future acquisitions will have revenues, profits or productivity comparable to those of our recent acquisitions. Future acquisitions may require substantial capital. Although we expect to use borrowings under our senior credit facility to pursue these opportunities, we cannot assure you that such borrowings will be available in sufficient amounts or that other financing will be available in amounts and on terms that we deem acceptable. In addition, the senior credit facility and the exchange notes impose limitations on our ability to enter into acquisitions, alliances or joint ventures. Under the amended credit facility, we will not be permitted to make acquisitions, except with equity, until our ratio of senior debt-to-EBITDA is less than 3 to 1 and we elect to tighten the senior debt-to-EBITDA ratio covenant. Our financial performance and the conditions of the capital markets will affect the value of our common stock, which could make it a less attractive form of consideration for making acquisitions. If we cannot identify suitable acquisitions or if we cannot access sufficient capital to take advantage of such acquisitions, we may have to curtail our strategic plan for growth through acquisitions, which could limit our ability to achieve our targeted competitive strategic position and have a material adverse impact on our long-term success.

OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE HARMED BY FUTURE INCREASES IN RAW MATERIAL COSTS.

     The primary raw material for our paperboard packaging segment is paperboard, which is converted to make the walls of the packaging unit. The primary raw materials for our plastic packaging segment are raw PET and HDPE plastic resins, which are converted to form plastic preforms, bottles, containers and closures. The primary raw materials used in our business are commodities that are subject to cyclical price fluctuations, which could harm our business. The cyclical nature of paperboard, HDPE and PET pricing presents a potential risk to our profit margins because we may not be able to immediately pass along price increases to our customers. Moreover, an increase in the selling prices for the products we produce, resulting from a pass-through of increased raw materials costs, could reduce the volume of units we sell and decrease our revenues.

COMPETITION IN SPECIALTY PACKAGING MARKETS COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Competition is intense in the paperboard and plastic packaging markets that we serve, both from large companies and from local and regional producers and converters. Some of these competitors have substantially greater resources than we do. This competition from existing paperboard and plastic packaging suppliers could harm our financial condition and results of operations.

     Additionally, we face the threat of increased competition in the future from new entrants from outside the packaging industry, as well as from existing packaging suppliers, because there are limited barriers to entry for supplying paperboard and plastic packaging to many of the end-use markets that we serve. Capital costs are low, and there are only moderate intellectual property and technological barriers. As a result, it is difficult for us to increase prices because, if we increase prices above a competitive level, customers can change to a new supplier.

     Our paperboard packaging and our plastic packaging segments also face competition from producers of packaging made from other materials that are suitable for packaging. Our paperboard packaging segment faces competition from producers of packaging using metals, foils and plastics, and our plastic packaging segment faces competition from producers of packaging using paperboard, foils and metals. The prices that we can charge for paperboard and plastic packaging are therefore constrained by the availability of substitutes such as metal and glass packaging.

     Because we compete in Europe with local manufacturers who have costs based in euros, we are at a competitive disadvantage when the U.K. pound sterling strengthens against the euro since our costs are denominated in U.K. pounds sterling.

IF WE FAIL TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH OUR LARGER PACKAGING CUSTOMERS, OUR BUSINESS MAY BE HARMED.

     Generally we do not have long-term fixed quantity supply agreements with our main customers. Many of our larger packaging customers are multinational companies that purchase large quantities of packaging materials. Typically, major packaging customers centralize their purchasing on a pan-European basis and seek to obtain their packaging requirements from a limited number of sources to achieve maximum efficiency. Many of these companies are sophisticated purchasers with centralized procurement departments. They generally enter into supply arrangements through a tender process that solicits bids from several potential suppliers and selects the winning bid based on several attributes, including price and service. Generally the supply arrangements (usually for terms of one to five years) specify the terms of trade and service requirements for the period of the arrangement and some award sole or majority supply for specific classes of packaging products for the customer, but only to the extent the customer requires such products. The significant negotiating leverage possessed by many of our customers and potential customers limits our ability to negotiate supply arrangements with favorable terms and creates pricing pressure, reducing margins industry wide. We regularly submit bids for new business or renewal of existing business. The loss of one or more of our larger customers, or reduced orders by any of our larger customers, could harm our business and results of operations. Moreover, our customers may vary their order levels significantly from period to period, and customers may not continue to place orders with us in the future at the same levels as in prior periods. Because of the nature of our business, order backlogs are not large. In the event we lose any of our larger customers, it is unlikely that we will be able to rapidly replace that revenue source, which could harm our financial results.

OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY DOWNTURNS IN THE TARGET MARKETS THAT WE SERVE.

     Demand for our specialty packaging products in the principal end-use markets we serve is primarily driven by consumer consumption of the products sold in the packages we produce, which is affected by general economic conditions. Our primary end-use markets are pharmaceuticals and healthcare; premium branded products, such as fine spirits, premium confectioneries, tobacco products, cosmetics and fragrances; food and household; multimedia and technology; agrochemicals and other specialty chemicals; and food and beverages. Downturns in these sectors could result in decreased demand for our products. In particular, our business has been adversely affected during periods of economic weakness by the general softness in these consumer markets. Our results could be adversely affected if the recent weakening of economic conditions continues or accelerates. These conditions are beyond our ability to control and have had, and may continue to have, a significant impact on our sales and results of operations.

     Land sales also may be negatively impacted by weakness in the general economy, which could cause land values to decline, either reducing our proceeds from sales or causing us to delay sales until market conditions improve, either of which could have an adverse effect on our revenues, margins and cash flows. We only recognize revenue from our land development segment upon sales of land; accordingly revenue from this segment is subject to variation between periods, which could have a significant impact on our revenues and margins.

WE MAY BE ADVERSELY AFFECTED BY SEASONAL SALES CYCLES.

     Demand for goods in several of our target end-use markets, including fine spirits, premium confectioneries, cosmetics and fragrances, is typically strongest during our third and fourth fiscal quarters due to the increase in orders placed in preparation for the year-end holiday and Easter shopping seasons. Demand for our paperboard packaging products from customers in these end-use markets is therefore typically strongest during the third and fourth fiscal quarters. We generally ship a majority of our paperboard packaging products to customers in these end-use markets in the third and fourth fiscal quarters. If these customers anticipate soft year-end holiday or Easter sales due to a general economic slowdown or poor consumer demand, this may result in reduced sales of our paperboard packaging products, which could have an adverse effect on our results of operations for that year. Although we typically generate operating income in each quarter of our fiscal year, we typically generate nearly all of our cash from operating activities in the second half, and use cash in operating activities during the first half of the year as a result of working capital needs. Our borrowing needs are greatest in the first and second fiscal quarters due to reduced seasonal cash flow from our business.

WE CONDUCT A SUBSTANTIAL PORTION OF OUR OPERATIONS IN NON-U.S. COUNTRIES, AND OUR OPERATING RESULTS ARE HIGHLY DEPENDENT ON OUR NON-U.S. SALES AND OPERATIONS, WHICH EXPOSES US TO VARIOUS RISKS.

     We conduct a substantial portion of our operations in non-U.S. countries, which exposes us to risks from changes in the political, economic and financial environments in those countries. Sales to customers outside North America accounted for approximately 94% of net revenues during the 12 months ended September 30, 2001. In addition, one of our strategies for increasing our revenues depends on expansion into additional non-U.S. markets. Our non-U.S. sales and operations are subject to a variety of risks, including:

     .    difficulties in staffing and managing non-U.S. operations;

     .    inflexible labor markets and work rules;

     . fluctuations in currency exchange rates or imposition of currency exchange controls;

     . costs (such as labor, raw materials and equipment costs) that fluctuate along with currencies and general economic conditions in the countries in which we do business because such costs are denominated in non-U.S. currencies;

     . issues relating to uncertainties of laws and enforcement relating to the protection of intellectual property;

     . unexpected changes in trading policies and regulatory requirements, including export license requirements, trade barriers, tariffs and tax laws;

     .    duties and taxation issues;

     .    language and cultural differences;

     . general political and economic conditions and trends in these non-U.S. markets;

     . expropriation of assets, including bank accounts, intellectual property and physical assets, by non-U.S. governments;

     .    greater risk of uncollectible accounts; and

     .    longer collection cycles.

     Accordingly, we may not be able to successfully execute our business plan in non-U.S. markets. If we are unable to achieve anticipated levels of revenues from our non-U.S. operations, our revenues and profitability will decline.

WE ARE SUBJECT TO MANY ENVIRONMENTAL LAWS AND REGULATIONS THAT REQUIRE SIGNIFICANT EXPENDITURES FOR COMPLIANCE AND REMEDIATION EFFORTS, AND CHANGES IN THE LAW COULD INCREASE THOSE EXPENSES AND ADVERSELY AFFECT OUR OPERATIONS.

     Compliance with the environmental requirements of international, U.S. federal, state and local governments significantly affects our business. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. Under environmental laws, we can be held strictly liable for hazardous substance contamination of any real property we have ever owned, operated or used as a disposal site or for natural resource damages associated with such contamination. We have a policy of assessing real property for environmental risks prior to purchase. We regularly make capital and operating expenditures to stay in compliance with environmental laws. Despite these compliance efforts, risk of environmental liability is part of the nature of our business. We cannot assure you that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on us in the future. In addition, future events may lead to additional compliance or other costs that could have a material adverse effect on our business. Such future events could include changes in, or new interpretations of, existing laws, regulations or enforcement policies; additional information or facts surfacing with respect to existing investigations; or further investigation of the potential health hazards of certain products or business activities.

     The subsidiary that comprised our former tissue segment has been identified by the U.S. federal government and the State of Wisconsin as a potentially responsible party with respect to possible natural resource damages and Superfund liability in the Fox River and Green Bay System in Wisconsin. In connection with the disposition of the assets of that subsidiary, we retained liability for, and the third party indemnity rights associated with, the discharge of PCBs and other hazardous materials in the Fox River and Green Bay System. In connection with the sale of our former West Point, Virginia pulp and paper mill, we have an indemnification obligation to the purchaser with regard to notices of alleged environmental violations issued by the United States Environmental Protection Agency and the Commonwealth of Virginia Department of Environmental Quality in April 1999. See note 9 to our interim consolidated financial statements incorporated herein by reference from our quarterly report on Form 10-Q for the quarter ended September 30, 2001, for additional information regarding these environmental matters, and other potential environmental matters that could affect us.

WE DEPEND ON CERTAIN KEY PERSONNEL, AND THE LOSS OF ANY KEY PERSONNEL MAY SERIOUSLY HARM OUR BUSINESS.

     Our future success depends in large part on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees, particularly those highly skilled employees involved in the design and manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could harm our business.

OUR HISTORICAL FINANCIAL INFORMATION MAY BE OF LIMITED RELEVANCE.

     The historical financial information incorporated by reference into this prospectus does not give effect to various significant acquisitions that we have made in the last several years prior to their date of acquisition. In addition, we have discontinued a substantial portion of our historical operations, all of which are reflected as discontinued operations in our financial statements. As a result of these significant events, you may have difficulty evaluating our current or anticipated operating results based on our historical results of operations.

FUTURE GOVERNMENT REGULATIONS AND JUDICIAL DECISIONS AFFECTING THE PACKAGING WE PRODUCE OR THE PRODUCTS SHIPPED IN THE PACKAGING WE PRODUCE COULD SIGNIFICANTLY REDUCE DEMAND FOR OUR PACKAGING PRODUCTS.

     Government regulations and judicial decisions that affect the packaging we produce or the products shipped in the packaging we produce could significantly reduce demand for our packaging products. Tobacco products have increasingly been subject to litigation and regulation throughout the world. Consumer demand for tobacco products has declined in some countries as a result, and if demand for tobacco products continues to decline and/or begins to decline in other countries, our sales of tobacco packaging could be adversely affected. For example, proposed European Union legislation could limit the tar and nicotine levels of tobacco products produced in Europe, even if manufactured for export. Future legislation could also limit the use of secondary packaging, such as limiting the sale of bottles of fine spirits in paperboard boxes. If such legislation becomes law, it could significantly reduce demand for many of our paperboard packaging products and adversely affect our sales.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

   Our net proceeds from the sale of the original notes, after deducting estimated discounts and commissions and estimated expenses of the offering, was approximately (Pounds)111.3 million, or approximately $158.0 million at an exchange rate of (Pounds)1 to $1.42, the exchange rate in effect on November 19, 2001. We used the net proceeds to repay outstanding borrowings under our senior credit facility, the proceeds of which were used for general corporate purposes, including tax payments and working capital. After using the net proceeds, we had approximately $166 million of available borrowing capacity under our senior credit facility, subject to customary borrowing conditions, which is available for general corporate purposes, including working capital and, to the extent necessary, the tax payments described below. Borrowings under our senior credit facility mature on June 30, 2005. The interest rate on the senior credit facility was 5.67% on September 30, 2001.

   The taxes previously paid with borrowings under our senior credit facility primarily relate to the early termination of the Tissue JV with G-P. As of September 30, 2001, we owed $104.4 million of remaining tax payments. We paid $42.4 million on October 1, 2001, which we funded with revolving credit borrowings, and paid the remaining $62.0 million in December 2001. We made such payment with fourth quarter cash flow from continuing operations, the net cash proceeds from fourth quarter asset sales (approximately $40.0 million) and borrowings under our senior credit facility.

                                CAPITALIZATION

   The following table shows our actual cash and cash equivalents and capitalization as of September 30, 2001, and on an as adjusted basis. See "Note on As Adjusted Financial Information" and "Use of Proceeds." Except as provided in footnote (1) below, as of the date of this prospectus, there has been no material change in our capitalization since September 30, 2001.

                                                                                                As of September 30,
                                                                                                -------------------
                                                                                                        2001
                                                                                                        ----
(in millions)                                                                                                    As
                                                                                                                 --
                                                                                              Actual          Adjusted
                                                                                              ------          --------
Cash and cash equivalents.............................................................       $  19.6         $    60.8
                                                                                             =======         =========
Debt(1):
       Notes payable to banks:
           Senior credit facility.....................................................       $ 116.8         $       -
           Other credit lines(2)......................................................          34.1              34.1
       Unsecured notes:
           Original notes.............................................................             -             163.3
           9.875% notes, due 2003.....................................................          33.6              33.6
           7.20% notes, due 2005......................................................          85.0              85.0
       Loan notes, interest 6.00% to 7.50%, due 2005(3)...............................          78.4              78.4
       Loan notes, interest 5.30%, due 2006(4)........................................          15.2              15.2
       Industrial development authority obligations:
           6.375% to 6.875% notes, due 2001-2003......................................           2.2               2.2
           6.25% to 6.375% notes, due 2019............................................          50.0              50.0
       Other debt.....................................................................          23.9              23.9
                                                                                             -------         ---------
           Total debt.................................................................       $ 439.2         $   485.7
                                                                                             =======         =========
Stockholders' equity:
       Preferred stock, $100 par value, issuable in series; authorized, 500,000 shares;
         issued, none.................................................................       $     -         $       -
       Common stock, $1 par value; authorized 60,000,000 shares; outstanding
         15,140,481 shares............................................................          15.2              15.2
       Additional paid-in capital.....................................................           1.6               1.6
       Unearned compensation..........................................................          (1.6)             (1.6)
       Accumulated other comprehensive loss...........................................         (66.6)            (66.6)
       Retained earnings..............................................................         502.2             502.2
                                                                                             -------          --------
         Total stockholders' equity...................................................       $ 450.8          $  450.8
                                                                                             =======          ========
Total capitalization..................................................................       $ 890.0          $  936.5
                                                                                             =======          ========

______________________

(1) The senior credit facility is a committed $250.0 million revolving credit facility. As adjusted borrowings under our senior credit facility does not give effect to borrowings under our senior credit facility used to pay taxes on October 1, 2001, and December 17, 2001. See "Note on As Adjusted Financial Information" and "Use of Proceeds."
(2) Consists of various credit lines that mature between December 2001 and March 31, 2002.
(3) Redeemable at the holder's option semiannually. Guaranteed by the senior credit facility lender; the guarantee reduces availability under the senior credit facility.
(4) Redeemable at the holder's option semiannually.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

   We have derived the following selected consolidated historical financial data as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 from our audited consolidated financial statements. We have derived the following selected consolidated interim financial data as of and for the nine months ended September 30, 2001, and October 1, 2000, from our unaudited consolidated interim financial statements. As a result of significant acquisitions and dispositions, our historical results are not indicative of our future financial condition or results of operations.

   In January 2001, we announced plans to sell the principal businesses included in our former merchandising and specialty packaging segment, and on March 2, 2001, we sold our 5 percent equity interest in the Tissue JV to G-P, which comprised the remainder of our former tissue segment. The former merchandising and specialty packaging segment and the former tissue segment are both accounted for as discontinued operations.

                                                             Nine Months Ended                  Years Ended December 31,
                                                       -------------------------  -------------------------------------------------
(in millions, except per share data and ratios)        September 30,  October 1,
                                                           2001          2000     2000(1)    1999(2)  1998(3)(4) 1997(4)(5) 1996(4)
                                                       -------------  ----------  -------   --------  ----------  --------- -------
Statement of Income Data:
Net sales...............................................  $  589.3    $  460.4   $  654.7   $  396.7    $  89.3   $ 240.3   $ 431.2
Income (loss) from continuing operations before
  extraordinary item and cumulative effect of
  accounting change.....................................       4.9         8.9       11.2       46.1       (2.4)     39.7     (15.0)
Discontinued operations, net of income taxes............     108.9       (11.4)     (77.0)     204.7       36.4      11.2      45.1
Extraordinary item, net of income taxes.................         -        (1.5)      (1.5)         -          -      (2.3)        -
Cumulative effect of accounting change, net of
  income taxes..........................................         -           -          -          -       13.3         -         -
Net income (loss).......................................     113.8        (4.0)     (67.3)     250.8       47.3      48.6      30.1

Balance Sheet Data (at period end):
Cash and cash equivalents...............................  $   19.6    $    5.4   $   31.2   $  306.6    $  62.4   $  73.3   $   9.8
Working capital.........................................     (92.9)      107.8       36.5      291.0      155.8     166.0     161.3
Total assets............................................   1,321.2     1,479.5    1,540.9    1,373.2      979.4     921.9   1,290.2
Long-term debt..........................................     387.5       529.2      634.7      224.4      270.4     264.3     499.4
Stockholders' equity....................................     450.8       409.1      349.2      551.7      443.3     423.1     469.1
Shares outstanding......................................      15.2        15.1       15.1       17.5       21.4      21.3      23.4

Common Share Data:
Per share:
  Basic earnings (loss) from continuing operations
    before extraordinary item and cumulative effect of
    accounting change...................................  $   0.33    $   0.55   $   0.71   $   2.29    $ (0.11)  $  1.72   $ (0.64)
  Basic earnings (loss).................................      7.59       (0.25)     (4.26)     12.48       2.23      2.10      1.28
  Diluted earnings (loss) from continuing operations
    before extraordinary item and cumulative effect of
    accounting change...................................      0.32        0.54       0.70       2.26      (0.11)     1.70     (0.64)
  Diluted earnings (loss)...............................      7.49       (0.25)     (4.20)     12.29       2.23      2.08      1.28
  Dividends declared per share..........................      0.66        0.66       0.88       0.88       0.82      0.80      0.80
Cash dividends declared on common stock.................       9.9        10.1       13.4       17.0       17.5      18.3      18.8


Other Financial Data:
Ratio of earnings to fixed charges(6)...................       1.3x        1.6x       1.6x      59.7x         -       5.9x        -
Pro forma ratio of earnings to fixed charges(7).........       1.1x                   1.4x
Cash flow (used in) provided by operations(8)...........  $ (131.8)   $   25.9   $   31.1   $   (8.1)   $  90.4   $ (31.4)  $ 131.2
Cash flow (used in) provided by investing activities....     363.3      (420.1)    (475.2)     414.2      (87.0)    424.5     172.7)
Cash flow (used in) provided by financing activities....    (242.2)       93.0      168.7     (161.9)     (14.3)   (329.6)     46.1
EBITDA(9)...............................................      83.8        77.5      109.2       56.5        8.7       2.4      (5.1)
Capital expenditures....................................      32.2        57.7       77.3       82.4       73.3      68.2     128.8

______________________
(1) Continuing operations for 2000 includes after-tax restructuring/special charges of $4.7 million, or $0.29 per diluted share, and a $2.6 million charge ($0 after-tax) for transaction costs.
(2) Continuing operations for 1999 includes after-tax restructuring/special charges of $20.1 million, or $0.98 per diluted share, and an after-tax gain on the sale of businesses of $48.0 million, or $2.35 per diluted share.
(3) Continuing operations for 1998 includes an after-tax restructuring charge of $3.2 million, or $0.15 per diluted share.
(4) The majority of the businesses that were reported as part of continuing operations in 1996, 1997 and 1998 were sold in 1997 and 1999. Therefore, the results of these operations do not reflect our current business portfolio.
(5) Continuing operations for 1997 includes an after-tax gain on the sale of business of $49.1 million, or $2.07 per diluted share, and after-tax restructuring/special charges of $10.8 million, or $0.45 per diluted share.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expense. Earnings, as defined, were inadequate to cover fixed charges by $26.6 million in 1996 and $2.8 million in 1998. See footnote (1) above.
(7) For purposes of computing the pro forma ratio of earnings to fixed charges, the ratio of earnings to fixed charges is adjusted for the original notes offering and use of the proceeds therefrom, assuming the offering of the original notes had been completed January 1, 2000.

(8) Cash flow from operations includes both continuing and discontinued operations. Cash flow used by operations for the nine months ended September 30, 2001, reflects $108.3 million of cash flow used to pay taxes, primarily on the sale of the Tissue JV.
(9) We define EBITDA as income from continuing operations before interest and taxes, plus depreciation and amortization and cost of timber harvested, adjusted to exclude restructuring/special charges, gains on sales of businesses in all periods and $2.6 million of nonrecurring transaction expenses in 2000. EBITDA includes other income. EBITDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements while excluding nonrecurring items. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with accounting principles generally accepted in the United States of America. EBITDA is not necessarily comparable to similarly titled measures for other companies.

                              THE EXCHANGE OFFER

General

   We are offering to exchange up to (Pounds)115,000,000 in aggregate principal amount of exchange notes for the same aggregate principal amount of original notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the original notes. Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept this offer.

   On the date of this prospectus, (Pounds)115,000,000 in aggregate principal amount of the original notes are outstanding. Our obligations to accept original notes for exchange pursuant to the exchange offer are limited by the conditions listed below under "--Conditions to the Exchange Offer."

   We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

   We issued and sold (Pounds)115,000,000 in aggregate principal amount of the original notes on November 19, 2001, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

   Because the transaction was exempt from registration under the Securities Act, you may reoffer, resell or otherwise transfer the original notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

   In connection with the issuance and sale of the original notes, we entered into the registration rights agreement, which requires us to complete this exchange offer on or before July 17, 2002, which is 240 days after November 19, 2001, the date of the closing of the offering of the original notes, to avoid incurring additional interest on the original notes. In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the original notes. We have filed a copy of the registration rights agreement as an exhibit to our Form S-4 that was filed with the SEC on December 17, 2001.

   We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any original notes. Holders of original notes that do not tender their original notes or whose original notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their original notes.

Resale of Exchange Notes

   We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes if:

   . the holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

   . the exchange notes are acquired in the ordinary course of the holder's business; and

   . the holder does not intend to participate in a distribution of the exchange notes.

   Any holder who exchanges original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes, and you acquired your original notes as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. Please refer to the section in this prospectus entitled "Plan of Distribution."

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn before expiration of the exchange offer.
The date of acceptance for exchange of the original notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue (Pounds)1,000 principal amount of exchange notes in exchange for each (Pounds)1,000 principal amount of original notes surrendered under the exchange offer. The original notes may be tendered only in integral multiples of (Pounds)1,000. The exchange notes will be delivered on the earliest practicable date following the exchange date.

   The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes, except the exchange notes:

   .  will be registered under the Securities Act; and

   .  will not bear legends restricting their transfer.

   The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the original notes.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

   As of the date of this prospectus, (Pounds)115,000,000 aggregate principal amount of the original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the original notes and the exchange notes.

   We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of original notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the original notes. The exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "--Conditions to the Exchange Offer."

   Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read "--Solicitation of Tenders; Fees and Expenses" and "--Transfer Taxes" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extension; Termination; Amendment

   The exchange offer will expire at 5:00 p.m., London, England, time, on _______, 2002, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.

   We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any original notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., London, England, time, on the next business day after the previously scheduled expiration date. During any extension, all original notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

   We also reserve the right to:

   . end or amend the exchange offer and not to accept for exchange any original notes not previously accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer" that have not been waived by us; and

   . amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the original notes.

   If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Original Notes

   We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the original notes are held in book-entry accounts maintained by the exchange agent at Euroclear or Clearstream, a holder need not submit a letter of transmittal if the holder tenders original notes in accordance with the procedures mandated by Euroclear or Clearstream, as the case may be. To tender original notes without submitting a letter of transmittal, the electronic instructions sent to Euroclear or Clearstream and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

   Only a holder of record of original notes may tender original notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of Euroclear or Clearstream, as applicable, and either:

   . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

   . in lieu of delivering a letter of transmittal, instruct Euroclear or Clearstream, as the case may be, to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the original notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., London, England, time, on the expiration date.

In addition, either:

   . with respect to the original notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the original notes into the exchange agent's account at Euroclear or Clearstream, according to the procedure for book-entry transfer described below; or

   . with respect to the original notes, the exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream that the securities account to which the original notes are credited has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to such original notes at any time after such date.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of original notes, a holder should contact the exchange agent at the telephone number listed under "- -Exchange Agent."

   The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of original notes may tender the original notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the original notes held by this holder, this tendering holder should fill in the applicable box of the letter transmittal. The amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   If original notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

   Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

   . make appropriate arrangements to register ownership of the original notes in the owner's name; or

   . obtain a properly completed bond power from the registered holder of original notes.

   The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

   If the applicable letter of transmittal is signed by the record holder(s) of the original notes tendered, the signature must correspond with the name(s) written on the face of the original note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in Euroclear or Clearstream, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the original notes.

   A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the original notes are tendered:

   . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

   .  for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

   If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

   We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of original notes will not be deemed made until those defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

   . original notes or a timely book-entry confirmation that original notes have been transferred into the exchange agent's account at Euroclear or Clearstream; and

   . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

   Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the original notes from the exchange agent at its offices listed under "--Exchange Agent." By signing the letter of transmittal, or causing Euroclear or Clearstream, as applicable, to transmit an agent's message to the exchange agent, each tendering holder of original notes will represent to us that, among other things:

   . any exchange notes that the holder receives will be acquired in the ordinary course of its business;

   . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

   . if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

   . if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see

      "Plan of Distribution"); and

   . the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

   The exchange agent has established an account with respect to the original notes at Euroclear and Clearstream for purposes of the exchange offer.

   With respect to the original notes, the exchange agent and Euroclear and Clearstream have confirmed that any financial institution that is a participant in Euroclear and Clearstream may utilize their book-entry transfer procedures to tender original notes.

   With respect to the original notes, any participant in Euroclear and Clearstream may make book-entry delivery of original notes by causing Euroclear and Clearstream to transfer the original notes into the exchange agent's account in accordance with Euroclear's or Clearstream's procedures for transfer.

   However, the exchange for the original notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of original notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by Euroclear or Clearstream and received by the exchange agent and forming part of a book-entry confirmation, which states that Euroclear or Clearstream has received an express acknowledgment from a participant tendering original notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Euroclear and Clearstream Procedures for Blocking Instructions

   The registered holder of the original notes on the records of Euroclear or Clearstream must instruct Euroclear or Clearstream to block the securities in the account in Euroclear or Clearstream to which such original notes are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream that the securities account of original notes tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the original notes at any time after such date. Original notes should be blocked in accordance with the procedures of Euroclear or Clearstream, as the case may be. The exchange of the original notes so tendered will be made only after a timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by Euroclear or Clearstream and received by the exchange agent that states that Euroclear or Clearstream has received an express acknowledgment from a participant tendering original notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Withdrawal Rights

   You may withdraw your tender of original notes at any time before 5:00 p.m., London, England, time, on the expiration date.

   For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by Euroclear or Clearstream on behalf of the holder in accordance with the standard operating procedure of Euroclear or Clearstream, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

   Any notice of withdrawal must:

   . specify the name of the person that tendered the original notes to be withdrawn;

   . identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes;

   .  specify the principal amount of original notes to be withdrawn;

   . include a statement that the holder is withdrawing its election to have the original notes exchanged;

   . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing the tender; and

   . specify the name in which any of the original notes are to be registered, if different from that of the person that tendered the original notes.

   The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at Euroclear or Clearstream, as applicable, to be credited with the withdrawn original notes or otherwise comply with Euroclear's or Clearstream's procedures.

   Any original notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent's account at Euroclear or Clearstream pursuant to its book-entry transfer procedures, the original notes will be credited to an account with Euroclear or Clearstream specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Original Notes" above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all original notes properly tendered and will issue the exchange notes promptly after the acceptance.
Please refer to the section in this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when we give notice of acceptance to the exchange agent.

   For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount at maturity equal to that of the surrendered original note.

   In all cases, we will issue exchange notes for original notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the original notes or a book-entry confirmation of the original notes into the exchange agent's account at Euroclear or Clearstream, a properly completed and duly executed letter of transmittal and all other required documents.

   In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

   The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange.

Conditions to the Exchange Offer

     We will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, by notice to the exchange agent or by a timely press release, at any time before accepting any of the original notes for exchange, if, in our reasonable judgment:

     . the exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     . the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

     . the representations described under "--Resale of Exchange Notes," "-- Procedures for Tendering Original Notes" and "Plan of Distribution"; and

     . such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available an appropriate form for registration of the exchanges notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of such extension to their holders. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

     In addition, we expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., London, England, time, on the business day after the previously scheduled expiration date.

     These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Exchange Agent

     We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter for transmittal, as well as all executed letters of transmittal to the exchange agent at the addresses listed below:

            By registered mail, hand delivery or overnight carrier:
                             The Bank of New York
                              Lower Ground Floor
                               30 Cannon Street
                                    London
                                   EC4M 6XH
                             Attn: Julie McCarthy

            For information call:                 Facsimile transmission number:
           011 44 207 964-6513 or                    011 44 207 964-6369 or
             011 44 207 964-7235                      011 44 207 964-7294
                                                      Confirm by telephone:
                                                      011 44 207 964-7235

     The Bank of New York is the trustee under the indenture governing the exchange notes.

     In addition, we have appointed The Bank of New York (Luxembourg) S.A. as Luxembourg exchange agent. Such agent may be contacted as follows:

                    The Bank of New York (Luxembourg) S.A.
                                Aerogolf Center
                                 1A, Hoehenhof
                             L-1736 Senningerberg
                                  Luxembourg

     The Luxembourg exchange agent also acts as the paying and transfer agent in Luxembourg.

     DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS TO A FACSIMILE NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Fees and Expenses

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer, including the following:

     .  fees and expenses of the exchange agent and trustee;

     .  SEC registration fees;

     . accounting and legal fees, including fees of one counsel for the holders of the original notes; and

     .  printing and mailing expenses.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     . certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

     . exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes;

     . tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

     . a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

     If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

     We will record the exchange notes at the same carrying value of the original notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of exchange notes for original notes. We will amortize the expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequences of Failure to Exchange

     If you do not exchange your original notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the notes. In general, the original notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the original notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement.

     Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your original notes. Please refer to the section in this prospectus entitled "Material United States Federal Tax Considerations."

     As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your original notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, original notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors--Risks Related to the Exchange Notes and the Exchange Offer--If you do not exchange your original notes for exchange notes, your original notes will continue to have restrictions on transfer."

     We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     In this Description of the Exchange Notes, Chesapeake refers only to Chesapeake Corporation, and any successor obligor on the exchange notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under "--Certain Definitions."

     Chesapeake will issue the exchange notes under an indenture between Chesapeake and The Bank of New York, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following is a summary of the material provisions of the indenture and is qualified in its entirety by reference to the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the proposed form of the indenture are available as described under "Incorporation of Certain Documents; Where You Can Find More Information."

     The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the original notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The exchange notes issued in the exchange offer will evidence the same debt as the original notes, and both the original notes and the exchange notes are governed by the same indenture. In this Description of the Exchange Notes, we use the term "note" to mean, collectively, the original notes, exchange notes and any additional notes that may be issued under the indenture. Except as specified otherwise, the following terms are applicable to both the original notes and the exchange notes.

Basic Terms of the Notes

     The notes

     . are unsecured subordinated obligations of Chesapeake, subordinated in right of payment to all existing and future Senior Debt of Chesapeake in accordance with the subordination provisions of the indenture;

     . are issued in an original aggregate principal amount of (Pounds)115,000,000;

     . mature on November 15, 2011, at which time the aggregate principal amount thereof will become due and payable at par, together with accrued interest thereon;

     . accrue interest from the most recent date on which interest was paid on the original notes or, if no interest has been paid on the original notes, from November 19, 2001 (except for additional notes, if any, which shall accrue interest from the date they are issued), at 10?%, payable semiannually on each May 15 and November 15, commencing May 15, 2002, to holders of record on the May 1 or November 1 immediately preceding the interest payment date; and

     . bear interest on overdue principal, and pay interest on overdue interest, at 1% per annum higher than the rate stated above.

     Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Additional Notes

     Subject to the covenants described below, Chesapeake may issue additional notes under the indenture having the same terms in all respects as the notes except that interest will accrue on the additional notes from their date of issuance. The notes, including any additional notes, would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes.

Optional Redemption

     Except as set forth in the next two paragraphs and under "--Redemption for Changes Affecting Taxation," the notes are not redeemable at the option of Chesapeake.

     At any time and from time to time on or after November 15, 2006, Chesapeake may redeem the notes, in whole or in part upon not less than 30 days or more than 60 days notice, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below.

Year                                                                                       Percentage
----                                                                                       ----------
2006.................................................................................       105.188%
2007.................................................................................       103.458%
2008.................................................................................       101.729%
2009 and thereafter..................................................................       100.000%

     In addition, at any time and from time to time prior to November 15, 2004, Chesapeake may redeem notes with the net cash proceeds received by Chesapeake from any Public Equity Offering at a redemption price equal to 110.375% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the aggregate principal amount of the notes (including additional notes, if any, issued under the indenture) originally issued under the indenture, provided that

     (1) in each case the redemption takes place not later than 60 days after the closing of the related Public Equity Offering, and

     (2) not less than (Pounds)74,750,000 principal amount of the notes (excluding notes held, directly or indirectly, by Chesapeake or any of its Affiliates) remains outstanding immediately thereafter.

Selection and Notice

     If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed in compliance with the requirements of the Luxembourg Stock Exchange or other securities exchange, if any, on which the notes are then listed or, if the notes are not then listed on any securities exchange (or the relevant securities exchange does not specify any manner of selection) the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of (Pounds)1,000 principal amount and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

Additional Amounts

     All payments by Chesapeake in respect of the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature ("Taxes") imposed or levied by or on behalf of the United States of America or any jurisdiction in which Chesapeake or any Guarantor is organized or resident for tax purposes, or any political subdivision or taxing authority thereof or therein having power to tax (each, a "Taxing Authority"), unless the withholding or deduction is then required by law. In such event, Chesapeake will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted. However, the foregoing obligation to pay Additional Amounts does not apply to:

     (1) any Taxes which would not have been so imposed but for the existence of any present or former connection between such holder and the relevant Taxing Authority (other than the mere ownership or holding of a note or enforcement of rights thereunder or receipt of payments in respect thereof);

     (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; or

     (3) any Taxes payable otherwise than by deduction or withholding from payments of principal, premium, interest and additional interest, if any, on such note.

     Additional Amounts will also not be paid:

     (1) if, where presentation is required, the payment could have been made without such deduction or withholding (a) if made by or through another paying agent or (b) if the holder had presented the note for payment within 30 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later, except to the extent that the holder of such note would have been entitled to such Additional Amounts if it had presented such note for payment on the last day of such period of 30 days;

     (2) if the payment could have been made without such deduction or withholding had the holder of the note or, if different, the beneficiary of the payment, complied with a request of Chesapeake or any other Person through whom payment may be made, made upon reasonable notice prior to such payment, addressed or otherwise provided to such holder or beneficiary to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficiary which is required or imposed by a treaty, statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax (including, without limitation, a holder's failure to comply with the request to provide Form W-8BEN as described in this prospectus under "Material United States Federal Tax Consequences");

     (3) to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of the note;

     (4) to any holder that is or was a "10-percent shareholder" of Chesapeake as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision;

     (5) to any holder that is a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

     (6) for withholding or deduction imposed on a payment to an individual and is (a) required to be made pursuant to any European Union Directive on taxation of savings implementing the conclusions of the European Council Meeting of November 2000 or any law implementing or complying with, or introduced to conform with, such Directive; or (b) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note or coupon to another paying agent in a member state of the EU.

     The foregoing provisions shall survive any termination or discharge of the indenture.

     Chesapeake or the Guarantor, as applicable, will make such withholding or deduction and remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law. Chesapeake and the Guarantors will use commercially reasonable efforts to facilitate administrative actions necessary to assist holders to obtain any refund of or credit against Taxes for which Additional Amounts are not paid as a result of the conditions in the second preceding sentence.

     If Chesapeake or any Guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or the Note Guaranties, if any, Chesapeake will deliver to the trustee an Officers' Certificate stating that Additional Amounts will be payable, the amount payable, and any other information necessary to enable the trustee and the paying agents to pay the Additional Amounts to holders on the payment date. Such notice shall be delivered at least 30 days prior to the date when such Additional Amounts are to be paid or, if the obligation arises thereafter, promptly after the obligation arises.

     All references in the indenture and this "Description of the Exchange Notes" to the payment of amounts based upon the principal amount of the notes or of principal, premium, interest and additional interest, if any, on any of the notes shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption for Changes Affecting Taxation

     The notes will be subject to redemption as a whole, but not in part, at the option of Chesapeake at any time upon not less than 30 days or more than 60 days notice, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest and Additional Amounts, if any, thereon to the redemption date, if Chesapeake has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of a change in laws (including any regulations promulgated thereunder) or in the interpretation or administration thereof, if such change is announced and becomes effective after the Issue Date and such obligation cannot be avoided by the use of reasonable measures available to Chesapeake.

     Before Chesapeake provides notice of redemption, it will be required to deliver an Officers' Certificate to the trustee to the effect that it cannot avoid such obligation to pay Additional Amounts by taking reasonable measures available to it and an Opinion of Counsel, which counsel is of recognized national standing in the applicable jurisdiction, stating that Chesapeake will be obligated to pay Additional Amounts as a result of an event described above.

No Mandatory Redemption or Sinking Fund

     There will be no mandatory redemption or sinking fund payments for the notes.

Ranking; Subordination

     Contractual Subordination of the Notes to Senior Debt of Chesapeake. The notes, as obligations of Chesapeake, are contractually subordinated to Senior Debt of Chesapeake, which includes the obligations of Chesapeake under the Credit Agreement. The following paragraphs describe the subordination of the notes to the Senior Debt of Chesapeake.

     The debt evidenced by the notes is subordinated in right of payment, to the extent and in the manner provided in the indenture, to the prior payment of all Senior Debt. The subordination provisions are for the benefit of and enforceable by the holders of Senior Debt.

     Upon any payment or distribution of the assets of Chesapeake to creditors upon a total or partial liquidation or a total or partial dissolution of Chesapeake or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Chesapeake or its property:

     (1) holders of Senior Debt are entitled to receive payment in full in cash of all Obligations in respect of Senior Debt, including all interest accrued or accruing on Senior Debt after (or which would have accrued but for) the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for the interest is allowed as a claim in the case or proceeding with respect to the Senior Debt (only such payment constituting "payment in full") before holders will be entitled to receive any payment of principal of or interest on the notes; and

     (2) until the Senior Debt is paid in full, any distribution to which noteholders would be entitled but for these subordination provisions shall instead be made to holders of Senior Debt as their interests may appear.

     Chesapeake shall not pay the principal of or interest on the notes or make any deposit pursuant to "--Defeasance and Discharge" and shall not repurchase, redeem or otherwise retire any notes (collectively,

"pay the notes") if at the time any Designated Senior Debt has not been paid when due, whether at maturity, upon redemption or mandatory repurchase, acceleration, or otherwise, and the default has not been cured or waived.

     During the continuance of any other default with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice that may be required to effect acceleration) or upon the expiration of a grace period, Chesapeake may not pay the notes for a period (a "Payment Blockage Period")

     (1) commencing upon the receipt by Chesapeake and the trustee of written notice of default from the holders of any Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and

     (2) ending 179 days thereafter (or earlier if the Payment Blockage Period is terminated (i) by written notice to the trustee and Chesapeake from the Person who gave the Blockage Notice, (ii) by repayment in full of such Senior Debt or (iii) because the default giving rise to the Blockage Notice is no longer continuing).

     Subject to the preceding paragraph, unless the holders of such Senior Debt have accelerated the maturity of such Senior Debt, Chesapeake may resume payments on the notes after the Payment Blockage Period.

     Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Debt during such period. No default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Debt whose holders initiated the Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period by the holders of such Senior Debt, whether or not within a period of 360 consecutive days, unless the default has been cured or waived for a period of not less than 90 consecutive days.

     If a payment or other distribution is made to noteholders that because of these subordination provisions should not have been made to them, the noteholders that receive the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear.

     A distribution made under these subordination provisions to holders of Senior Debt which otherwise would have been made to noteholders is not, as between Chesapeake and the noteholders, a payment by Chesapeake on Senior Debt. After all Senior Debt is paid in full and until the notes are paid in full, noteholders will be subrogated to the rights of holders of Senior Debt to receive payments in respect of Senior Debt.

     These subordination provisions define the relative rights of noteholders and holders of Senior Debt and do not impair, as between Chesapeake and noteholders, the obligation of Chesapeake, which is absolute and unconditional, to pay principal of and interest on the notes in accordance with their terms. The failure to make a payment pursuant to the notes by reason of these subordination provisions does not prevent the occurrence of a Default, nor do these subordination provisions have any effect on the right of the noteholders or the trustee to accelerate the maturity of the notes upon an Event of Default or prevent the trustee or any noteholder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to noteholders.

     Notwithstanding anything to the contrary,

     (1) payments from money, U.S. Government Obligations or U.K. Government Obligations held by the trustee in trust under "--Defeasance and Discharge" (after passage of the 123-day period referred to therein, if relevant) and

     (2) distributions to noteholders in the form of Permitted Junior Securities of Chesapeake are not subordinated to the prior payment of any Senior Debt or otherwise subject to these subordination provisions, and none of the noteholders will be obligated to pay over any such payments or distributions to any holder of Senior Debt.

     All of the foregoing provisions regarding the subordination of the notes, as obligations of Chesapeake, to the Senior Debt of Chesapeake apply in the same way to each Guarantor, if any, and its Note Guaranty, with appropriate corresponding references to the Senior Debt of, and Permitted Junior Securities with respect to, such Guarantor.

     General Effect of Contractual Subordination. By reason of the subordination provisions contained in the indenture, in the event of insolvency of Chesapeake or any Guarantor, creditors of Chesapeake or the Guarantor that are holders of Senior Debt of Chesapeake or the Guarantor, as the case may be, may recover more, ratably, than the holders in respect of the notes or the Note Guaranty of the Guarantor, as relevant.

     As of September 30, 2001, as adjusted for the original notes offering, the Senior Debt of Chesapeake, excluding Guarantees of subsidiary liabilities referred to below, would have been approximately $169.5 million. See "Note on As Adjusted Financial Information." Although the indenture contains limitations on the amount of additional Debt that Chesapeake and its Restricted Subsidiaries may incur, the amount of additional Debt could be substantial, and there is no limitation on the amount of such Debt that could be Senior Debt. See "--Certain Covenants--Limitation on Debt."

     Structural Subordination. Substantially all the operations of Chesapeake are conducted through its subsidiaries. Upon initial issuance, the notes will not be guaranteed by any of Chesapeake's subsidiaries. Claims of creditors of Chesapeake's subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of Chesapeake, including holders of the notes. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of Chesapeake (other than any Guarantors). As of September 30, 2001, as adjusted for the original notes offering, the total liabilities of Chesapeake's subsidiaries (excluding subsidiaries included in discontinued operations) would have been approximately $520.8 million, including trade payables. Although the indenture limits the incurrence of Debt and Disqualified or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt or Disqualified or Preferred Stock under the indenture. See "--Certain Covenants--Limitation on Debt."

Repurchase at the Option of the Holders

     Change of Control

     Not later than 30 days following a Change of Control, Chesapeake will make an Offer to Purchase all outstanding notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

     An Offer to Purchase must be made by written offer, which will specify the amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the "expiration date") not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the "purchase date") not more than five Business Days after the expiration date. The offer must include information concerning the business of Chesapeake and its Subsidiaries which Chesapeake in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.

     A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of (Pounds)1,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date, the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

     Chesapeake will comply with Rule 14e-1 under the Exchange Act and all other applicable laws and regulations, including any applicable requirements of the Luxembourg Stock Exchange, in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

     Chesapeake has agreed in the indenture that it will timely repay Debt or obtain consents as necessary under, or terminate, agreements or instruments that would otherwise prohibit an Offer to Purchase required to be made pursuant to the indenture. Notwithstanding this agreement of Chesapeake, it is important to note the following:

     The existing Credit Agreement prohibits Chesapeake from purchasing notes in the event of a Change of Control and also provides that the occurrence of certain change of control events with respect to Chesapeake would constitute a default thereunder. In the event a Change of Control occurs, Chesapeake could seek the consent of the Credit Agreement lenders to the purchase of notes or could attempt to refinance the Credit Agreement. If Chesapeake were not able to obtain that consent or to refinance, it would continue to be prohibited from purchasing notes. In that case, Chesapeake's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would in turn constitute a default under the Credit Agreement. Future debt of Chesapeake may also prohibit Chesapeake from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require Chesapeake to purchase the notes could cause a default under other Debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Chesapeake. In these and other circumstances, the subordination provisions in the indenture may prevent payment to the holders of notes. Finally, Chesapeake's ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by Chesapeake's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See "Risk Factors--Risks Related to the Exchange Notes--We may be unable to repay your exchange notes if they become due prior to maturity due to a change of control or event of default."

     Chesapeake will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by Chesapeake and purchases all of the notes properly tendered and not withdrawn under the Offer to Purchase.

     The phrase "all or substantially all," as used with respect to the assets of Chesapeake in the definition of "Change of Control," is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" the assets of Chesapeake has occurred in a particular instance, in which case a holder's ability to obtain the benefit of these provisions could be unclear.

     Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that Chesapeake purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The provisions under the indenture relating to Chesapeake's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in "--Amendments and Waivers."

     Asset Sales

     Chesapeake will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

     (1) The Asset Sale is for fair market value, as determined in good faith by an Officer of Chesapeake or, if the fair market value of the assets subject to such Asset Sale is in excess of $5 million, by the Board of Directors.

     (2)  At least 75% of the consideration consists of

          (x)  cash or Cash Equivalents received at closing or

          (y) substantially all of the assets of a facility, company, division or line of business engaged in a Permitted Business, a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business or other long-term assets (other than securities) used in a Permitted Business ("Additional Assets").

          For purposes of this clause (2), the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of Chesapeake or a Restricted Subsidiary pursuant to a customary novation agreement, and instruments or securities received from the purchaser that are promptly, but in any event within 30 days of the closing, converted by Chesapeake to cash, to the extent of the cash actually so received, shall be considered cash received at closing.

     (3) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds from the Asset Sale may be used

          (A) to permanently repay Senior Debt of Chesapeake or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than Chesapeake or any of its Affiliates, or

          (B) to (i) acquire Additional Assets or (ii) enter into a binding commitment for any such acquisition or expenditure (provided that the acquisition or expenditure covered by such binding commitment is made within 180 days after the expiration of the aforementioned 360 day period).

          Pending the final application of any Net Cash Proceeds, Chesapeake may temporarily reduce revolving Debt under the Credit Agreement or otherwise invest the Net Cash Proceeds in any manner not prohibited by the indenture.

     (4)  The Net Cash Proceeds of an Asset Sale not applied pursuant to clause
          (3) within the time periods specified in clause (3) constitute "Excess Proceeds." Excess Proceeds of less than $10.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $10.0 million, Chesapeake must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

          (A)  accumulated Excess Proceeds, multiplied by

          (B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest (Pounds)1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, Chesapeake will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of (Pounds)1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

Certain Covenants

     The indenture contains covenants including, among others, the following:

     Limitation on Debt

     (a)  Chesapeake

          (1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

          (2) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by Chesapeake or a Wholly Owned Restricted Subsidiary, so long as it is so held);

          provided that Chesapeake or any Guarantor may Incur Debt or Disqualified Stock and any Restricted Subsidiary may Incur Eligible Debt if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than (x) 2.0 to 1, if such Debt or Disqualified Stock is incurred before November 19, 2003 or (y)
          2.25 to 1, if such Debt or Disqualified Stock is incurred on or after November 19, 2003.

     (b) Notwithstanding the foregoing, Chesapeake and, to the extent provided below, any Restricted Subsidiary may Incur the following ("Permitted Debt"):

          (1) (x) Debt of Chesapeake or any Restricted Subsidiary pursuant to the Credit Agreement; provided that the aggregate principal amount at any time outstanding under the Credit Agreement does not exceed $250.0 million, less the aggregate amount of all principal payments made from time to time after the Issue Date in respect of Debt under the Credit Agreement (but, in the case of Debt under a revolving credit facility, only to the extent the commitment thereunder is reduced in connection therewith) other than principal payments made from the proceeds of any Incurrence of Debt refinancing thereof, and (y) Guarantees of such Debt by such Persons;

          (2) Debt of Chesapeake or any Restricted Subsidiary ("inter-company debt") to Chesapeake or any Wholly Owned Restricted Subsidiary so long as such Debt continues to be owed to Chesapeake or a Wholly Owned Restricted Subsidiary and which, if the obligor is Chesapeake or a Guarantor, is subordinated in right of payment to the notes (unless (a) the inter-company debt was funded with proceeds of Debt (other than Subordinated Debt) borrowed by the obligee from a Person that is not an Affiliate of Chesapeake (the "third-party lender"), which Debt was permitted to be incurred under any other provision of this covenant and (b) the obligor of the inter-company debt would have been permitted to Guarantee the Debt owed to the third-party lender pursuant to another provision of this covenant, in which case such Debt need not be subordinated in right of payment to the notes);

          (3) Debt of Chesapeake pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guaranty of the notes (including additional notes);

          (4) Debt ("Permitted Refinancing Debt") constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, "refinance") then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

               (A) in case the notes are refinanced in part or the Debt to be refinanced is pari passu with the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes,

               (B) in case the Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,

               (C) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

               (D) in no event may Debt of Chesapeake be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary of Chesapeake that is not a Guarantor and in no event may Debt of any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

               (E)  Debt Incurred pursuant to clauses (1), (2), (5), (6), (10),
                    (11) and (12) may not be refinanced pursuant to this clause
                    (4);

          (5) Hedging Agreements of Chesapeake or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business of Chesapeake and its Restricted Subsidiaries and not for speculation;

          (6) Debt of Chesapeake or any Restricted Subsidiary with respect to letters of credit and bankers' acceptances issued in the ordinary course of business and not supporting Debt, including letters of credit supporting performance, surety or appeal bonds or indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any business or assets;

          (7) Acquired Debt, provided that after giving effect to the Incurrence thereof, Chesapeake could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio in clause (a) above;

          (8) Debt of Chesapeake or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(E), not otherwise constituting Permitted Debt);

          (9) Debt of Chesapeake or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date and no later than 180 days after the date of purchase or completion of construction or improvement of property for the purpose of financing all or any part of the purchase price or cost of construction or improvement, provided that the principal amount of any Debt Incurred pursuant to this clause at any time outstanding may not exceed (a) $25.0 million less (b) the aggregate outstanding principal amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause
               (9);

          (10) Debt of Chesapeake or any Guarantor consisting of Guarantees of Debt of Chesapeake or any Restricted Subsidiary Incurred under any other clause of this covenant;

          (11) Debt that is Guaranteed by a letter of credit or other Debt Incurred under the Credit Agreement pursuant to clause (1) above so long as such Debt is so Guaranteed; and

          (12) Debt of Chesapeake or any Restricted Subsidiary not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $25.0 million.

     (c) Notwithstanding the foregoing, neither Chesapeake nor any Guarantor will Incur any Debt pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Debt of Chesapeake or any Guarantor unless such Debt shall be subordinated to the notes or the applicable Guaranty to at least the same extent as such Subordinated Debt.

     (d) Notwithstanding anything to the contrary in this covenant, the maximum amount of Debt that Chesapeake and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies.

     Limitation on Restricted Payments

     (a) Chesapeake will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively "Restricted Payments"):

          . declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in Chesapeake's Qualified Equity Interests) held by Persons other than Chesapeake or any of its Wholly Owned Restricted Subsidiaries;

          . purchase, redeem or otherwise acquire or retire for value any Equity Interests of Chesapeake or any Restricted Subsidiary held by Persons other than Chesapeake or any of its Wholly Owned Restricted Subsidiaries;

          . repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

          .    make any Investment other than a Permitted Investment;

          unless, at the time of, and after giving effect to, the proposed Restricted Payment:

          (1)  no Default has occurred and is continuing,

          (2) Chesapeake could Incur at least $1.00 of Debt under the Fixed Coverage Ratio set forth in paragraph (a) under "--Certain Covenants--Limitation on Debt," and

          (3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

               (A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of Chesapeake's fiscal quarter during which the Issue Date occurs and ending on the last day of Chesapeake's most recently completed fiscal quarter for which internal financial statements are available, plus

               (B) subject to paragraph (c), the aggregate net cash proceeds received by Chesapeake (other than from a Subsidiary and other than from an employee stock ownership plan or trust established by Chesapeake or any of its Subsidiaries for the benefit of their employees) after the Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of Chesapeake, plus

               (C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

                    (x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating

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

                         distribution or other cash realization (not included in Consolidated Net Income), plus

                    (y) the portion (proportionate to Chesapeake's equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by Chesapeake and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

               (D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

     The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

     (b)  The foregoing will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

          (2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to Chesapeake, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by Chesapeake;

          (3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

          (4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of Chesapeake or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of Chesapeake;

          (5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of Chesapeake;

          (6) any Investment made in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of Chesapeake;

          (7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of Chesapeake

               (x) held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued or

               (y) which are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee or director stock options or upon exercise or satisfaction of other similar instruments outstanding under employee or director benefit plans of Chesapeake or any Subsidiary of Chesapeake;

               provided that (i) the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $2.0 million and (ii) no Default has occurred and is continuing or would occur as a result thereof; or

          (8) any other Restricted Payment that, together with all other Restricted Payments made pursuant to this clause (8) on or after the Issue Date, does not exceed $25.0 million; provided no Default has occurred and is continuing or would occur as a result thereof.

     (c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (3), (4), (5) or (6) of paragraph (b) will not be included in making the calculations under clause (3) of paragraph (a).

     (d) Not later than the date of making any Restricted Payment, Chesapeake will to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant were calculated.

     Limitation on Liens

     Chesapeake will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure Debt or other obligations that are pari passu with or subordinated in right of payment to the notes or the Note Guaranties, other than Permitted Liens, without effectively providing that the notes or any Note Guaranty are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes or any Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     (a) Except as provided in paragraph (b), Chesapeake will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

          (1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by Chesapeake or any other Restricted Subsidiary,

          (2) pay any Debt or other obligation owed to Chesapeake or any other Restricted Subsidiary,

          (3) make loans or advances to Chesapeake or any other Restricted Subsidiary, or

          (4) transfer any of its property or assets to Chesapeake or any other Restricted Subsidiary.

     (b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions

          (1) existing on the Issue Date in the Credit Agreement, the indenture or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

          (2)  existing

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

               (A) with respect to any Person, or to the property or assets of any person, at the time the Person is acquired by Chesapeake or any Restricted Subsidiary, or

               (B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

               which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and
               (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

          (3) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (B) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, Chesapeake or any Restricted Subsidiary;

          (4) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by "--Certain Covenants--Limitation on Sale or Issuance of Equity Interests of Restricted Subsidiaries" and "--Repurchase at the Option of Holders--Asset Sales;"

          (5) with respect to a Restricted Subsidiary and imposed pursuant to a customary provision in a joint venture or other similar agreement with respect to such Restricted Subsidiary that was entered into in the ordinary course of business;

          (6)  under applicable law or regulations; or

          (7)  required pursuant to the indenture.

     Limitation on Sale or Issuance of Equity Interests of Restricted
Subsidiaries

     Chesapeake will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any Equity Interests of a Restricted Subsidiary unless

          (1) the sale or issuance is to Chesapeake or a Wholly Owned Restricted Subsidiary.

          (2) the sale or issuance is of Capital Stock representing directors' qualifying shares or Capital Stock required by applicable law to be held by a Person other than Chesapeake or a Restricted Subsidiary, or

          (3) (i) if, after giving effect to the sale or issuance, the Restricted Subsidiary would no longer be a Restricted Subsidiary, all remaining Investments of Chesapeake and the Restricted Subsidiaries in such Person are permitted under "--Certain Covenants--Limitation on Restricted Payments" and (ii) Chesapeake complies with "--Repurchase at the Option of Holders--Asset Sales" with respect to the sale or issuance, or

          (4) the sale or issuance is of Disqualified Stock of a Guarantor permitted under "--Certain Covenants--Limitation on Debt."

     Guaranties by Restricted Subsidiaries

     If:

     . any Restricted Subsidiary that Guarantees any Debt of Chesapeake under the Credit Agreement on the Issue Date (each, a "Credit Agreement Guarantor") becomes a Significant Subsidiary and, at the time it becomes a Significant Subsidiary or any time thereafter, Guarantees any Debt of Chesapeake under the Credit Agreement; or

     . any Restricted Subsidiary (excluding any Credit Agreement Guarantor), directly or indirectly, Guarantees any Debt of Chesapeake under the Credit Agreement after the Issue Date,

such Restricted Subsidiary shall provide a Note Guaranty. If the guaranteed Debt of Chesapeake is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guaranty to at least the extent that the guaranteed Debt is subordinated to the notes.

     While certain of Chesapeake's U.K. subsidiaries guarantee the Credit Agreement, their guarantee is limited to the obligations of Chesapeake's U.K. subsidiaries that are borrowers under the Credit Agreement. That guarantee would not trigger any obligation to guarantee the notes pursuant to the provisions described above.

     Pursuant to the Note Guaranties, the Guarantors, if any, will unconditionally guarantee, jointly and severally, the obligations of Chesapeake pursuant to the notes, including any repurchase obligation resulting from a Change of Control, on a senior subordinated basis. Each Note Guaranty will be limited to the maximum amount that would not render the Guarantor's obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of applicable law. By virtue of this limitation, a Guarantor's obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guaranty.

     The Note Guaranty of any Restricted Subsidiary that is a Guarantor will terminate upon

     (1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to Chesapeake or a Restricted Subsidiary) otherwise permitted by the indenture,

     (2) the release or discharge of the Guarantee by such Restricted Subsidiary of all Debt of Chesapeake under the Credit Agreement, except a discharge or release by or as a result of payment under such Guarantee,

     (3) the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary, or

     (4) defeasance or discharge of the notes, as provided in "--Defeasance and Discharge."

     No Guarantor will be permitted to

     .  consolidate with or merge with or into any Person, or

     . sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

     .  permit any Person to merge with or into the Guarantor

     unless

          (A) the other Person is Chesapeake or any Wholly Owned Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

          (B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and

               (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

          (C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to Chesapeake or a Restricted Subsidiary) otherwise permitted by the indenture.

     Limitation on Accounts Receivables Facilities

     Chesapeake and its Restricted Subsidiaries may sell, transfer or otherwise dispose of accounts receivable to a Securitization Subsidiary; provided that:

     (1) the sale, transfer or other disposition is in connection with a Permitted Receivables Financing; and

     (2) the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the fair market value of the receivables sold.

     Limitation on Transactions with Affiliates

     (a) Chesapeake will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of Chesapeake or any Restricted Subsidiary (a "Related Party Transaction"), except upon fair and reasonable terms no less favorable to Chesapeake or the Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of Chesapeake.

     (b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the trustee. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $25.0 million, Chesapeake must in addition obtain and deliver to the trustee a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to Chesapeake and its Restricted Subsidiaries from a financial point of view.

     (c)  The foregoing paragraphs do not apply to

          (1) any transaction between Chesapeake and any of its Restricted Subsidiaries or between Restricted Subsidiaries of Chesapeake;

          (2) the payment of reasonable and customary regular fees to directors of Chesapeake who are not employees of Chesapeake;

          (3) any Restricted Payment of a type described in one of the first two bullet points in paragraph (a) under "--Certain Covenants-- Limitation on Restricted Payments" if permitted by that covenant;

          (4) transactions or payments pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business;

          (5) transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to Chesapeake and its Restricted Subsidiaries than those in effect on the Issue Date; or

          (6) sales of accounts receivable to a Securitization Subsidiary as part of a Permitted Receivables Financing.

     Line of Business

     Chesapeake will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to Chesapeake and its Restricted Subsidiaries, taken as a whole.

     Designation of Restricted and Unrestricted Subsidiaries

     (a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

          (1) Such Subsidiary does not own any Capital Stock of Chesapeake or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, Chesapeake or any Restricted Subsidiary.

          (2) At the time of the designation, the designation would be permitted under "--Certain Covenants--Limitation on Restricted Payments."

          (3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by Chesapeake or any Restricted Subsidiary is permitted under "--Certain Covenants--Limitation on Debt" and "--Certain Covenants-- Limitation on Restricted Payments."

          (4) The Subsidiary is not party to any transaction or arrangement with Chesapeake or any Restricted Subsidiary that would not be permitted under "--Certain Covenants--Limitation on Transactions with Affiliates."

          (5) Neither Chesapeake nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by "--Certain Covenants--Limitation on Debt" and "--Certain Covenants--Limitation on Restricted Payments."

          Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

     (b) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

     (c)  Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

          (1) all existing Investments of Chesapeake and the Restricted Subsidiaries therein will be deemed made at that time;

          (2) all existing Capital Stock or Debt of Chesapeake or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of Chesapeake or a Restricted Subsidiary held by it will be deemed incurred at that time;

          (3) all existing transactions between it and Chesapeake or any Restricted Subsidiary will be deemed entered into at that time;

          (4)  it is released at that time from its Note Guaranty, if any; and

          (5) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

     (d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

          (1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of "--Certain Covenants--Limitation on Debt," but will not be considered the sale or issuance of Equity Interests for purposes of "--Certain Covenants--Limitation on Sale or Issuance of Equity Interests of Restricted Subsidiaries" or "--Repurchase at the Option of Holders--Asset Sales;"

          (2) Investments therein previously charged under "--Certain Covenants--Limitation on Restricted Payments" will be credited thereunder;

          (3) it may be required to issue a Note Guaranty pursuant to "-- Certain Covenants--Guaranties by Restricted Subsidiaries;" and

          (4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

     (e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing provisions.

     Anti-Layering

     Neither Chesapeake nor any Guarantor may Incur Debt that is subordinate in right of payment to Senior Debt of Chesapeake or the Guarantor unless such Debt is pari passu with, or subordinated in right of payment to, the notes or the relevant Note Guaranty. This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.

     Financial Reports

     Whether or not Chesapeake is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, Chesapeake must file with the SEC within the time periods specified in the SEC's rules and regulations and, promptly thereafter, provide the trustee and the holders, with

     (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Chesapeake were required to file such forms, and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if Chesapeake were required to file such reports.

     In addition, Chesapeake will make the information and reports available to securities analysts and prospective investors upon request. For so long as any of the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange require, copies of such information will also be available during normal business hours at the office of The Bank of New York (Luxembourg) S.A. If Chesapeake had any Unrestricted Subsidiaries during the relevant period, Chesapeake will also provide to the trustees and the noteholders information sufficient to ascertain the financial condition and results of operations of Chesapeake and its Restricted Subsidiaries, accounting for the Unrestricted Subsidiaries under the equity method of accounting.

     Reports to Trustee

     Chesapeake will deliver to the trustee

     (1) within 120 days after the end of each fiscal year a certificate stating that Chesapeake has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status;

     (2) as soon as possible and in any event within 30 days after Chesapeake becomes aware of the occurrence of a Default, an Officers' Certificate setting forth the details of the Default, and the action which Chesapeake proposes to take with respect thereto; and

     (3) within 120 days after the end of each fiscal year of Chesapeake a written statement by Chesapeake's independent public accountants stating whether, in connection with their audit examination, any Default has come to their attention and, if such a Default has come to their attention, specifying the nature and period of the existence thereof.

Consolidation, Merger and Sale of Assets

     The indenture further provides as follows regarding consolidation, merger or sale of all or substantially all of the assets of Chesapeake:

     (a)  Chesapeake will not

          .    consolidate with or merge with or into any Person, or

          . sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

          .    permit any Person to merge with or into Chesapeake

          unless

               (1) either (x) Chesapeake is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of Chesapeake under the indenture and the notes;

               (2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

               (3) immediately after giving effect to the transaction on a pro forma basis, Chesapeake or the resulting, surviving or transferee Person could Incur at least $1.00 of Debt under paragraph (a) of "--Certain Covenants--Limitation on Debt;" and

               (4) Chesapeake delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

          provided, that clause (3) does not apply (i) to the consolidation or merger of Chesapeake with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into Chesapeake or (ii) if, in the good faith determination of the Board

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

          of Directors of Chesapeake, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of Chesapeake.

     For purposes of this covenant, the sale, conveyance, transfer or other disposition (including by way of merger or consolidation) of all or substantially all of the properties and assets of one or more Subsidiaries of Chesapeake, which properties and assets, if held by Chesapeake instead of the Subsidiaries, would constitute all or substantially all of the properties and assets of Chesapeake on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of Chesapeake.

     (b) Chesapeake shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

     (c) Upon the consummation of any transaction effected in accordance with these provisions, if Chesapeake is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, Chesapeake under the indenture and the notes with the same effect as if such successor Person had been named as Chesapeake in the indenture. Upon such substitution, unless the successor is one or more of Chesapeake's Subsidiaries, Chesapeake will be released from its obligations under the indenture and the notes.

Default and Remedies

     Events of Default.  An "Event of Default" occurs if

     (1) Chesapeake defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase), whether or not the payment is prohibited under "--Ranking; Subordination;"

     (2) Chesapeake defaults in the payment of interest (including any Additional Interest or Additional Amounts) on any note when the same becomes due and payable, and the default continues for a period of 30 days, whether or not the payment is prohibited under "--Ranking; Subordination;"

     (3) Chesapeake fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to the provisions of the indenture described under "--Repurchase at the Option of the Holders--Change of Control" or "--Repurchase at the Option of the Holders--Asset Sales" (whether or not payment therefor is prohibited under "--Ranking; Subordination"), or Chesapeake fails to comply with the provisions of the indenture described under "-- Consolidation, Merger and Sale of Assets;"

     (4) Chesapeake or any of its Restricted Subsidiaries defaults in the performance of or breaches any of the covenants described under "-- Certain Covenants" and the default or breach continues for a period of 30 consecutive days after written notice to Chesapeake by the trustee or to Chesapeake and the trustee by the holders of more than 25% in aggregate principal amount of the notes;

     (5) Chesapeake or any of its Restricted Subsidiaries defaults in the performance of or breaches any other covenant or agreement in the indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice to Chesapeake by the trustee or to Chesapeake and the trustee by the holders of 25% or more in aggregate principal amount of the notes;

     (6) there occurs with respect to any Debt of Chesapeake or any of its Restricted Subsidiaries having an outstanding principal amount of $10.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

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

     (7) one or more final judgments or orders for the payment of money are rendered against Chesapeake or any of its Significant Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million (in excess of amounts which Chesapeake's insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

     (8) certain bankruptcy defaults occur with respect to Chesapeake or any Significant Restricted Subsidiary; and

     (9) any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.

     Consequences of an Event of Default. If an Event of Default, other than a bankruptcy default with respect to Chesapeake, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to Chesapeake (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become due and payable upon the 5th day after notice thereof has been given to holders of Designated Senior Debt. If a bankruptcy default occurs with respect to Chesapeake, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. Chesapeake or the trustee will promptly notify the holders of Designated Senior Debt of any declaration of acceleration of the notes.

     The holders of a majority in principal amount of the outstanding notes by written notice to Chesapeake and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

     (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

     (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Except as otherwise provided in "--Defaults and Remedies--Consequences of an Event of Default" or "--Amendments and Waivers--Amendments with Consent of Holders," the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

     The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

     A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

     (1) the holder has previously given to the trustee written notice of a continuing Event of Default;

     (2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

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

     (3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

     (4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

     (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

     Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

     If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Payments on the Notes; Substitution of the Currency

     Pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union, signed at Maastricht on February 7, 1992, the euro was introduced on January 1, 1999, in substitution for national currencies of eleven member states of the European Union. Although the United Kingdom exercised its opt-out right and is not participating in the introduction of the euro as of the date of this prospectus, it might wish to join the single currency at a later date. In accordance with the laws of the State of New York, the indenture provides that the introduction of the euro in substitution for the sterling will not have the effect of discharging or excusing performance under the indenture or the notes or give Chesapeake or any holder the right to unilaterally alter or terminate the indenture or the notes.

No Liability of Directors, Officers, Employees, Incorporators and Shareholders

     No director, officer, employee, incorporator or shareholder of Chesapeake, as such, will have any liability for any obligations of Chesapeake under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

     Amendments Without Consent of Holders; Consent of Holders of Senior Debt Needed to Amend Subordination Provisions. Chesapeake and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any noteholder

          (1) to cure any ambiguity, defect or inconsistency in the indenture or the notes;

          (2) to comply with the provisions described under "--Consolidation, Merger and Sale of Assets;"

          (3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

          (4) to evidence and provide for the acceptance of an appointment by a successor trustee;

          (5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertified notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

          (6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

          (7)  to provide for or confirm the issuance of additional notes;

          (8) to make any change in the provisions described under "--Ranking; Subordination" that would limit or terminate the benefits available to any holder of Senior Debt thereunder; or

          (9) to make any other change that does not materially and adversely affect the rights of any holder.

     (b) An amendment may not effect any change that adversely affects the rights of any holder of Senior Debt then outstanding under the provisions described under "--Ranking; Subordination" unless such holder of Senior Debt, or a representative for such holder, consents to such change.

     Amendments With Consent of Holders. (a) Except as otherwise provided in "-- Default and Remedies--Consequences of an Event of Default" or paragraph (b), Chesapeake and the trustee may amend the indenture and the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by Chesapeake or any of its Restricted Subsidiaries with any provision of the indenture or the notes.

     (b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

          (1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

          (2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

          (3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

          (4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

          (5) make any note payable in money other than that stated in the note,

          (6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder's notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

          (7) make any change in the percentage of the principal amount of the notes required for amendments or waivers,

          (8) modify or change any provision of the indenture affecting the ranking of the notes or any Note Guaranty in a manner adverse to the holders of the notes,

          (9) make any change to "--Ranking; Subordination" that would adversely affect the noteholders,

          (10) make any change in any Note Guaranty that would adversely affect the noteholders, or

          (11) make any change in the provisions of the indenture described under "--Additional Amounts" that adversely affects the right of any holder or amend the terms of the notes or the indenture in a way that would result in the loss of an exemption from any of the taxes described thereunder.

     It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

     Neither Chesapeake nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

     Chesapeake may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money, U.K. Government Obligations or U.S. Government Obligations or a combination thereof sufficient to pay principal of and interest on the notes to Stated Maturity or an applicable redemption date within one year, subject to meeting certain other conditions.

     Chesapeake may also elect to

     (1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee ("legal defeasance") or

     (2)  discharge its obligations under most of the covenants and under clause
          (a)(3) of "--Consolidation, Merger and Sale of Assets" (and the events listed in clauses (6), (7) and (9) under "--Default and Remedies-- Events of Default" will no longer constitute Events of Default) ("covenant defeasance")

by irrevocably depositing in trust with the trustee money, U.K. Government Obligations or U.S. Government Obligations or a combination thereof sufficient to pay principal of and interest on the notes to their Stated Maturity or an applicable redemption date and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case (in the case of legal defeasance, such an opinion could not be given absent a change of law after the Issue Date). The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

     In the case of either discharge or defeasance, the Note Guaranties issued by the Guarantors, if any, will terminate.

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

Concerning the Trustee

   The Bank of New York is the trustee under the indenture. The Bank of New York is also acting as the trustee under the indenture for Chesapeake's outstanding senior notes and is a lender under the Credit Agreement.

   Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

   The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Chesapeake and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

Paying Agent and Registrar for the Notes

   The trustee will initially act as the paying agent and registrar for the notes. We may appoint other paying agents and registrars instead of, or in addition to, the trustee. So long as any notes are listed on the Luxembourg Stock Exchange, Chesapeake will maintain a paying agent in Luxembourg. The Bank of New York (Luxembourg) S.A. will initially act as paying agent in Luxembourg. Upon any change in the paying agent or registrar, Chesapeake will publish a notice in a leading daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

Notices

   In the case of global notes, we will cause notices to be published in a leading newspaper of general circulation in London (which is expected to The Financial Times). In the case of definitive notes, we will cause notices to be mailed by first-class mail to each holder of the notes at its registered address. So long as any notes are listed on the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require, any notice to the holders of the notes will also be published in a leading daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

Transfer and Exchange of the Exchange Notes

   A holder may transfer or exchange the exchange notes at the office designated by Chesapeake for such purposes, which initially will be the corporate trust office of the trustee in London, England. For so long as the exchange notes are listed on the Luxembourg Stock Exchange and the rules of the Stock Exchange shall so require, a holder will also be able to transfer or exchange the exchange notes at the offices of the paying agent in Luxembourg. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents in the form provided and as specified in the indenture. See "--Global Exchange Notes" and "--Certificated Exchange Notes" for a description of additional transfer restrictions applicable to the exchange notes.

   The trustee is not required (i) to issue, register the transfer of or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed or purchased pursuant to an Offer to Purchase,
(ii) to register the transfer of or exchange any exchange note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of the exchange notes not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any exchange note on or after the regular record date and before the date of redemption or purchase.

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

   No service charge will be imposed in connection with any transfer or exchange of any exchange note, but Chesapeake may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Book Entry; Delivery and Form

   The exchange notes will be issued in registered form, without interest coupons, in denominations of (Pounds)1,000 and integral multiples thereof, in the form of both global exchange notes and certificated exchange notes, as further provided below. Beneficial interests in the global exchange notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Certificated Exchange Notes." Except in the limited circumstances described below, owners of beneficial interests in the global exchange notes will not be entitled to receive physical delivery of exchange notes in certificate form.

Global Exchange Notes

   The global exchange notes will be deposited with The Bank of New York, as common depository for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Bank, societe anonyme. Beneficial interests in the global exchange notes will be shown on records maintained by Euroclear and Clearstream and their direct and indirect participants. So long as the exchange notes are held in global form, the common depository will be considered the sole owner or holder of the exchange notes represented by such global exchange note for all purposes under the indenture and the exchange notes. No owner of a beneficial interest in a global exchange note will be able to transfer such interest except in accordance with Euroclear's and Clearstream's applicable procedures and the applicable procedures of their direct and indirect participants.

   Any beneficial interest in one global exchange note that is transferred to a person who takes delivery in the form of an interest in another global exchange note will, upon transfer, cease to be an interest in such global exchange note and become an interest in the other global exchange note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global exchange note for as long as it remains such an interest.

   Chesapeake will apply to Euroclear and Clearstream for acceptance of the global exchange notes in their respective book-entry settlement systems. We expect that, upon deposit of the global exchange notes with the common depository, Euroclear and Clearstream will credit, on their respective book-entry and registration systems, the principal amount of exchange notes represented by global exchange notes held by them to the accounts specified by the beneficial holders. Investors may hold their beneficial interests in the global exchange notes through Euroclear or Clearstream or indirectly through organizations which are participants in Euroclear or Clearstream. Euroclear and Clearstream will hold beneficial interests in the global exchange notes on behalf of their respective account holders through customers' securities accounts, in the respective names of Euroclear and Clearstream, on the books of the common depositary.

   Chesapeake will make payments of principal and interest under each global exchange note to the common depository for Euroclear and Clearstream as the registered owner of such global exchange note. Chesapeake expects that, upon receipt of any such payment, Euroclear and Clearstream will distribute such payments to their participants in accordance with their procedures. Chesapeake also expects that payments by Euroclear and Clearstream participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of Chesapeake, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in any global exchange note or for maintaining or reviewing any records relating to such beneficial interests.

   Chesapeake understands that Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

   Euroclear and Clearstream have advised Chesapeake that they will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account the beneficial interests in any of the global exchange notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. The common depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of the global exchange notes. However, if there is an Event of Default under the exchange notes both Euroclear and Clearstream reserve the right to exchange the global exchange notes for certificated exchange notes and to distribute such notes to its participants.

   Although Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global exchange notes among participants in Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. None of Chesapeake, the trustee or any paying agent will have any responsibility for the performance by Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in the global note.

   The information described above concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificated Exchange Notes

   If Euroclear and Clearstream notify Chesapeake that they are unwilling or unable to continue as a clearing agency for global exchange notes and at least one successor clearing agency is not appointed by Chesapeake within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from Euroclear or Clearstream, the trustee will exchange each beneficial interest in the global exchange notes for one or more certificated exchange notes registered in the name of the owner of such beneficial interest, as identified by Euroclear and Clearstream.

Same Day Settlement and Payment

   The indenture requires that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, Chesapeake will make all payments at the office or agency maintained by Chesapeake for that purpose or, if a holder has specified an account and so requested, by wire transfer of immediately available funds to the account specified by the holder. As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Stock Exchange require, we will maintain an agent in Luxembourg for making payments on, and transfers of, the certificated notes. See "--Paying Agent and Registrar for the Notes."

   Any permitted secondary market trading activity in such notes will trade through participants in Euroclear and Clearstream and will settle in immediately available funds. Chesapeake expects that secondary trading in any certificated notes will also be settled in immediately available funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any beneficial interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

Governing Law

   The indenture, including any Note Guaranties, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

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

Listing

   The original notes have been listed on the Luxembourg Stock Exchange, and application has been made to list the exchange notes on the Luxembourg Stock Exchange. The legal notice relating to the issuance of the notes and the organizational documents of Chesapeake will be registered prior to the listing with the Registrar of the District Court of Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request.

Certain Definitions

   "Acquired Debt" means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

   "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

   "Asset Sale" means any sale, lease, transfer or other disposition (including a Sale and Leaseback Transaction) of any assets by Chesapeake or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a "disposition"), provided that the following are not included in the definition of "Asset Sale":

   (1) a disposition to Chesapeake or a Restricted Subsidiary, including the sale or issuance by Chesapeake or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to Chesapeake or any Restricted Subsidiary;

   (2) the disposition by Chesapeake or any Restricted Subsidiary in the ordinary course of business of (i) cash and cash management investments, (ii) inventory and other assets acquired and held for resale (including land held by Chesapeake's land development segment) in the ordinary course of business, (iii) damaged, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;

   (3) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

   (4)    a transaction covered by "--Consolidation, Merger and Sale of Assets;"

   (5) a Restricted Payment permitted under "--Certain Covenants--Limitation on Restricted Payments" or a Permitted Investment;

   (6) the issuance of Disqualified Stock pursuant to "--Certain Covenants-- Limitation on Debt;"

   (7) any disposition of accounts receivable to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

   (8) disposition of any line of business or Person that is part of a discontinued operation of Chesapeake on the Issue Date; and

   (9) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $1.0 million.

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

   "Average Life" means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

   "Capital Lease" means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

   "Capital Stock" means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

   "Cash Equivalents" means

   (1) United States dollars, or money in other currencies received in the ordinary course of business,

   (2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, in each case with maturities not exceeding one year from the date of acquisition,

   (3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition,
          (iii) bankers' acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated "A-2" or higher by S&P or "P-2" or higher by Moody's,

   (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

   (5) commercial paper rated at least P-1 by Moody's or A-1 by S&P and maturing within six months after the date of acquisition,

   (6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above; and

   (7) in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

   "Change of Control" means:

   (1) the merger or consolidation of Chesapeake with or into another Person or the merger of another Person with or into Chesapeake, or the sale of all or substantially all the assets of Chesapeake to another Person, unless holders of a majority of the aggregate voting power of the Voting Stock of Chesapeake, immediately prior to such transaction, hold securities of the surviving or transferee corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation;

   (2) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Chesapeake;

   (3) individuals who on the Issue Date constituted the board of directors of Chesapeake, together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of Chesapeake was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of Chesapeake then in office; or

   (4) the adoption of a plan relating to the liquidation or dissolution of Chesapeake.

   "Common Stock" means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

   "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Chesapeake and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

   (1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of

          (x) the dividends or other distributions actually paid in cash to Chesapeake or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and

          (y) Chesapeake's pro rata share of such Person's net income earned during such period;

   (2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

   (3) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

   (4)    any net after-tax gains or losses attributable to Asset Sales;

   (5)    any net after-tax extraordinary gains or losses;

   (6)    any net after-tax non-recurring and unusual gains or losses; and

   (7)    the cumulative effect of a change in accounting principles.

   "Credit Agreement" means the amended and restated credit agreement dated as of February 8, 2001, among Chesapeake and the other borrowers party thereto, the lenders and agents party thereto and First Union National Bank, as administrative agent, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

   "Debt" means, with respect to any Person, without duplication,

   (1)    all indebtedness of such Person for borrowed money;

   (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

   (3) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including without limitation all obligations of such Person in respect of any Guarantee issued by a bank for the benefit of such Person), excluding obligations in respect of trade letters of credit or bankers' acceptances issued in respect of trade payables to the extent not drawn upon or

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

          presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 Business Days;

   (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, to the extent any such obligation would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, excluding trade payables arising in the ordinary course of business;

   (5)    all obligations of such Person as lessee under Capital Leases;

   (6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

   (7) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

   (8)    all obligations of such Person under Hedging Agreements.

   The amount of Debt of any Person will be deemed to be:

          (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

          (B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

          (C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

          (D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

          (E)  otherwise, the outstanding principal amount thereof.

   The principal amount of any Debt or other obligation that is denominated in any currency other than United States dollars (after giving effect to any Hedging Agreement in respect thereof) shall be the amount thereof, as determined pursuant to the foregoing sentence, converted into United States dollars at the Spot Rate in effect on the date of determination.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Senior Debt" means (i) the Debt under the Credit Agreement and
(ii) any other Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of at least $10.0 million and is specifically designated as "Designated Senior Debt" by Chesapeake in the instrument governing such Senior Debt and in an Officers' Certificate received by the trustee.

   "Disqualified Equity Interests" means Equity Interests that by their terms or upon the happening of any event are

   (1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or

   (2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

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

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes if those provisions

          (A) are no more favorable to the holders than "--Repurchase at the Option of the Holders--Asset Sales" and "--Repurchase at the Option of the Holders--Change of Control," and

          (B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the repurchase of the notes as required by the indenture.

   "Disqualified Stock" means Capital Stock constituting Disqualified Equity Interests.

   "Domestic Restricted Subsidiary" means any Restricted Subsidiary formed under the laws of, or 50% or more of the assets of which are located in, the United States of America or any jurisdiction thereof.

   "EBITDA" means, for any period, the sum of

   (1)    Consolidated Net Income, plus

   (2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

   (3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for Chesapeake and its Restricted Subsidiaries in conformity with GAAP:

          (A) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to gains or losses on Asset Sales or extraordinary, non-recurring or unusual gains or losses; and

          (B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary's net income was included in calculating Consolidated Net Income.

   "Eligible Debt" means any Debt other than:

   (1) Debt in the form of, or represented by, bonds or other similar securities or any guarantee thereof (other than a guarantee of Debt of Chesapeake in the form of, or represented by, bonds or other similar securities); and

   (2) Debt that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

   "Equity Interests" means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

   "Fixed Charge Coverage Ratio" means, on any date (the "transaction date"), the ratio of

   (x) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the "reference period") to

   (y)    the aggregate Fixed Charges during such reference period.

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

     In making the foregoing calculation,

              (1) pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt, Disqualified Stock or Preferred Stock is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

              (2) pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

              (3) Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit facility to the extent of the commitment thereunder (or under any successor revolving credit facility) in effect on the transaction date, will be excluded;

              (4)   pro forma effect will be given to

                    (A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

                    (B) the acquisition or disposition of companies, divisions or lines of businesses by Chesapeake and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

                    (C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of Chesapeake or any Restricted Subsidiary following the transaction date.

that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

     "Fixed Charges" means, for any period, the sum of

     (1)      Interest Expense for such period; and

     (2)      the product of

              (x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of Chesapeake or a Restricted Subsidiary, except for dividends payable in Chesapeake's Qualified Stock or paid to Chesapeake or to a Wholly Owned Restricted Subsidiary, and

              (y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to Chesapeake and its Restricted Subsidiaries;

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

provided that Fixed Charges of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary will be reduced in proportion to any proportional reduction in respect of such Restricted Subsidiary's net income included in calculating Consolidated Net Income.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means each Restricted Subsidiary that executes a supplemental indenture in the form of Exhibit B to the indenture providing for the guaranty of the payment of the notes, or any successor obligor under its Note Guaranty pursuant to the terms of the indenture, unless and until such Guarantor is released from its Note Guaranty pursuant to the indenture.

     "Hedging Agreement" means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in raw material prices.

     "Incur" means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the Issue Date (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of "--Certain Covenants--Limitation on Debt," but will not be considered the sale or issuance of Equity Interests for purposes of "--Certain Covenants--Limitation on Sale or Issuance of Equity Interest of Restricted Subsidiaries" or "-- Repurchase at the Option of the Holders--Asset Sales." The accretion of original issue discount or payment of interest in kind will not be considered an Incurrence of Debt.

     "Interest Expense" means, for any period, the consolidated interest expense of Chesapeake and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by Chesapeake or its Restricted Subsidiaries, without duplication,

          (i)    interest expense attributable to Capital Leases,

          (ii)   amortization of debt discount and debt issuance costs,

          (iii)  capitalized interest,

          (iv)   non-cash interest expense,

          (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (vi) costs associated with Hedging Agreements (including the amortization of fees),

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

          (vii) any of the above expenses with respect to Debt of another Person Guaranteed by Chesapeake or any of its Restricted Subsidiaries,

          (viii) cash contributions to any employee stock ownership plan or similar trust, to the extent such contributions are used by such plan or trust to pay interest or fees to any Person, other than Chesapeake, in connection with Debt Incurred by such plan or trust, and

          (ix) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by Chesapeake or any Restricted Subsidiary in connection with a Permitted Receivables Financing, as determined on a consolidated basis and in accordance with GAAP.

     "Investment" means

     (1) any direct or indirect advance, loan or other extension of credit to another Person,

     (2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

     (3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

     (4)         any Guarantee of any obligation of another Person.

     If Chesapeake or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of Chesapeake, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of Chesapeake and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

     "Issue Date" means the date on which the original notes are originally issued under the indenture.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

     (1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

     (2) provisions for taxes as a result of such Asset Sale, taking into account the consolidated results of operations of Chesapeake and its Restricted Subsidiaries;

     (3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

     (4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

     "Non-Recourse Debt" means Debt as to which (i) neither Chesapeake nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Chesapeake or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of Chesapeake or any Restricted Subsidiary.

     "Note Guaranty" means the guaranty of the notes by a Guarantor pursuant to the indenture.

     "Obligations" means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after (or which would have accrued but for) the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

     "Permitted Business" means any of the businesses in which Chesapeake and its Restricted Subsidiaries are engaged on the Issue Date, and any business that, in the reasonable good faith business judgment of the Board of Directors, is reasonably related, incidental, complementary or ancillary thereto.

     "Permitted Investments" means

     (1) any Investment in Chesapeake or in a Restricted Subsidiary of Chesapeake engaged in a Permitted Business;

     (2)     any Investment in Cash Equivalents;

     (3) any Investment by Chesapeake or any Subsidiary of Chesapeake in a Person, if as a result of such Investment,

             (A) such Person becomes a Restricted Subsidiary of Chesapeake engaged in a Permitted Business, or

             (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, Chesapeake or a Restricted Subsidiary engaged in a Permitted Business;

     (4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with "--Repurchase at the Option of the Holders--Asset Sales;"

     (5)     Hedging Agreements otherwise permitted under the indenture;

     (6) (i) receivables owing to Chesapeake or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

     (7) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business, not in excess of $1.0 million outstanding at any time;

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

     (8) Investments in a Securitization Subsidiary that are necessary or desirable to effect a Permitted Receivables Financing;

     (9) Investments made by Chesapeake or any Person that is a Restricted Subsidiary of Chesapeake as of the Issue Date in any other Person, to the extent such Investment was made prior to the Issue Date; and

     (10) in addition to Investments listed above, Investments in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $10.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

     "Permitted Junior Securities" means, as to Chesapeake or a Guarantor, as the case may be, any securities of Chesapeake or such Guarantor, as the case may be, provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law relating to Chesapeake or such Guarantor, as relevant, that constitute either (x) Equity Interests of Chesapeake or the Guarantor, as the case may be, or (y) Debt of Chesapeake or the Guarantor, as the case may be, subordinated in right of payment to all Senior Debt of Chesapeake or Guarantor, as relevant, then outstanding to at least the same extent as the notes are subordinated as provided in the indenture.

     "Permitted Liens" means

     (1)     Liens existing on the Issue Date;

     (2)     Liens securing the notes or any Note Guaranties;

     (3) Liens securing Obligations under or with respect to Senior Debt of Chesapeake or any Guarantor;

     (4) Liens incurred in the ordinary course of business not securing Debt and not in the aggregate detracting from the value of the properties or their use in the operation of the business of Chesapeake and its Restricted Subsidiaries in any way that would be material to Chesapeake and its Restricted Subsidiaries, taken as a whole;

     (5) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 180 days after the date of such purchase or the completion of construction or improvement;

     (6) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of Chesapeake, provided such Liens were not created in contemplation thereof and do not extend to any other property of Chesapeake or any Restricted Subsidiary;

     (7) Liens on property at the time Chesapeake or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into Chesapeake or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of Chesapeake or any Restricted Subsidiary;

     (8) Liens securing Debt or other obligations of Chesapeake or a Restricted Subsidiary to Chesapeake or a Wholly Owned Restricted Subsidiary;

     (9) Liens securing Hedging Agreements so long as such Hedging Agreements are with the lenders party to the Credit Agreement or their affiliates;

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     (10)    Liens on accounts receivable and proceeds thereof arising in connection with a Permitted Receivables Financing; and

     (11) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (5), (6) or (7) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of "Permitted Refinancing Debt," the amount secured by such Lien is not increased.

     "Permitted Receivables Financing" means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of Chesapeake or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has, in its good faith business judgment, concluded are customary and market terms fair to Chesapeake and its Restricted Subsidiaries.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

     "Preferred Stock" means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

     "Public Equity Offering" means an underwritten primary public offering, after the Issue Date, of Qualified Stock of Chesapeake pursuant to an effective registration statement under the Securities Act other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

     "Qualified Equity Interests" means all Equity Interests of a Person other than Disqualified Equity Interests.

     "Qualified Stock" means all Capital Stock of a Person other than Disqualified Stock.

     "Restricted Subsidiary" means any Subsidiary of Chesapeake other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc. and its successors.

     "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

     "Securitization Subsidiary" means a Subsidiary of Chesapeake

     (1) that is designated a "Securitization Subsidiary" by the Board of Directors in a resolution delivered to the trustee,

     (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

     (3) no portion of the Debt or any other obligation, contingent or otherwise, of which

             (A) is Guaranteed by Chesapeake or any Restricted Subsidiary of Chesapeake,

             (B) is recourse to or obligates Chesapeake or any Restricted Subsidiary of Chesapeake in any way, or

             (C) subjects any property or asset of Chesapeake or any Restricted Subsidiary of Chesapeake, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

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

     (4) with respect to which neither Chesapeake nor any Restricted Subsidiary of Chesapeake has any obligation to subscribe for additional Capital Stock or make any capital contribution or to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

     "Senior Debt" of Chesapeake or of a Guarantor, as the case may be, means all Obligations with respect to Debt of Chesapeake or such Guarantor, as relevant, whether outstanding on the Issue Date or thereafter created, except for Debt which, in the instrument creating or evidencing the same, is expressly stated to be not senior in right of payment to the notes or, in respect of such Guarantor, its Note Guaranty; provided that Senior Debt does not include (i) any obligation to Chesapeake or any Restricted Subsidiary, (ii) trade payables or
(iii) any Debt Incurred in violation of the indenture or (iv) any liability for Federal, state, local or other taxes owed by Chesapeake or such Guarantor.

     "Significant Restricted Subsidiary" means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a "significant subsidiary" as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02(w) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date, other than a Subsidiary that would be a significant subsidiary solely by virtue of its ownership of Equity Interests of other Subsidiaries that are not Guarantors.

     "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as published in The Wall Street Journal on the business day immediately preceding the date of determination or, if that rate is not available in that publication, as determined in any publicly available source of similar market data.

     "Stated Maturity" means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

     "Subordinated Debt" means any Debt of Chesapeake or any Guarantor which is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

     "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of Chesapeake.

     "U.K. Government Obligations" means obligations issued or directly and fully guaranteed or insured by the United Kingdom, provided that the full faith and credit of the United Kingdom is pledged in support thereof.

     "U.S. Government Obligations" means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

     "Unrestricted Subsidiary" means (1) any Securitization Subsidiary and (2) any other Subsidiary of Chesapeake that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries."

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

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

     "Wholly Owned" means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director's qualifying shares) is owned by Chesapeake and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

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                MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following general discussion summarizes the material U.S. federal income and estate tax aspects of the exchange of original notes for exchange notes pursuant to the exchange offer and ownership and disposition of the exchange notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the exchange of original notes for exchange notes and ownership and disposition of the exchange notes. This discussion also does not address the U.S. federal income tax consequences of ownership of exchange notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

     .  dealers in securities or foreign currency;

     .  tax-exempt entities;

     .  banks;

     .  thrifts;

     .  insurance companies;

     . persons that hold the exchange notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction";

     .  persons that have a "functional currency" other than the U.S. dollar;
        and

     . pass-through entities (e.g., partnerships), or investors who hold the exchange notes through pass-through entities.

     In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchased the original notes for cash, at their original issue price, and exchange such original notes for exchange notes in the exchange offer. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange of original notes for exchange notes and ownership or disposition of the exchange notes that are different from those discussed below.

Receipt of Exchange Notes

     The exchange of your original notes for exchange notes in the exchange offer should not be a taxable exchange. As a result:

     . you should not recognize taxable gain or loss when you receive exchange notes in exchange for original notes;

     . your holding period in the exchange notes should include your holding period in the original notes; and

     . your basis in the exchange notes should equal your basis in the original notes.

     Persons considering the exchange offer should consult their own advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

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

U.S. Holders

     The following discussion is limited to the U.S. federal income tax consequences relevant to a "U.S. holder," which means a beneficial owner of an exchange note that is:

     . a citizen or resident of the United States (as defined in Section 7701(b) of the Code);

     . a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any of its political subdivisions;

     . an estate the income of which is subject to U.S. federal income taxation regardless of its sources; or

     . a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

     Certain U.S. federal income tax consequences relevant to a holder other than a U.S. holder are discussed separately below.

     Taxation of Stated Interest

     You generally must pay federal income tax on the U.S. dollar value of interest on the exchange notes:

     . when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

     . when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

     If you are an accrual method taxpayer, you can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year) to determine the U.S. dollar value of the amount of income recognized with respect to the U.K. pounds sterling interest payments that accrue during the taxable year. You will make an adjustment upon receipt of the U.K. pounds sterling to reflect actual exchange rates at that time. Certain alternative elections may also be available.

     If you are a cash method taxpayer, the U.S. dollar value of U.K. pounds sterling interest payments will be determined as of the date you receive such payments by use of the spot rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

  Redemption and Repurchase Rights

     As described elsewhere in this offering memorandum, we may under certain circumstances be required to repurchase the exchange notes and we have the option to redeem some or all of the exchange notes at certain times under certain circumstances.

     Based on our current expectations, the likelihood that we will be required to repurchase or redeem the exchange notes as described in the foregoing paragraph is remote. Accordingly, we intend to take the position that the contingent payments described in the foregoing paragraph do not, as of the issue date, cause original notes that have been exchanged for exchange notes to have original issue discount ("OID") and do not affect the yield to maturity or the maturity date of such exchange notes. You may not take a contrary position unless you disclose your contrary position in the proper manner to the IRS.

     You should consult your tax advisor with respect to the contingent payments described above. If, contrary to our expectations, we repurchase or redeem the exchange notes, or if the IRS takes the position that the contingent payments described were not remote as of the issue date, the amount and timing of interest income you must include in taxable income may have to be redetermined, and such redetermination may result in the imposition of interest and penalties on the tax due on such income.

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

     Sale or Other Taxable Disposition of the Exchange Notes

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss equals the difference between (i) the U.S. dollar value of the amount you receive for the exchange note (in cash or other property, valued at fair market value) determined at the time of such sale, exchange, redemption, retirement or other taxable disposition, minus the amount attributable to accrued interest on the exchange note and (ii) your adjusted tax basis in the exchange note. Your initial tax basis in an exchange note generally equals the U.S. dollar value of the U.K. pounds sterling paid for the corresponding original note exchanged, determined as of the date such original note was purchased by use of the spot rate on such date. A U.S. holder who purchased original notes with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference between the holder's tax basis in the foreign currency and the U.S. dollar value of the foreign currency on the date the original notes were purchased.

     Any such gain or loss on a taxable disposition of an exchange note as described in the foregoing paragraph will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such exchange note for more than one year from the date you purchased the corresponding original note exchanged. However, the gain or loss on such a taxable disposition of an exchange note will be ordinary income or loss to the extent attributable to the movement in exchange rates between the time of purchase of such original notes and the time of disposition of the corresponding exchange notes received in exchange.

     Exchange Gain or Loss with Respect to U.K. Pounds Sterling

     Your basis in U.K. pounds sterling received as interest on the exchange notes will be the U.S. dollar value of the interest at the spot rate on the date the interest is received. Any gain or loss that you recognize on a sale, exchange, retirement, or other disposition of such U.K. pounds sterling generally will be ordinary income or loss and will not be treated as interest income or expense for U.S. federal income tax purposes.

     Information Reporting and Backup Withholding

     U.S. holders of exchange notes may be subject, under certain circumstances, to information reporting and backup withholding currently at a rate up to 30.5% on cash payments of principal and premium, if any, and interest and on the gross proceeds from dispositions of exchange notes. Backup withholding applies only if the U.S. holder:

     . fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

     .  furnishes an incorrect taxpayer identification number;

     .  fails to report properly interest; or

     . fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to backup withholding.

     Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders of exchange notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     We will furnish annually to the IRS, and to record holders of the exchange notes to whom we are required to furnish such information, information including a holder's name, address and taxpayer identification number as well as information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the exchange notes.

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

Non-U.S. Holders

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of an exchange note that is not a U.S. holder (a "non-U.S. holder").

     Subject to the discussion of backup withholding below, payments of interest on an exchange note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

     .  the holder is not:

        . an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

        . a controlled foreign corporation related (directly or indirectly) to us through stock ownership;

        . a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

        . such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

     .  we or our paying agent receives:

        . from the non-U.S. holder, (i) a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury which provides the non-U.S. holder's name and address and certifies that the non-U.S. holder of the exchange note is a non-U.S. holder and (ii) and other documentation that may be required under United States law in order to establish an exemption from United States withholding pursuant to section 871(h) or 881(c) of the Code ("Additional Documentation"); or

        . from a security clearing organization, bank or other financial institution that holds the exchange notes in the ordinary course of its trade or business (a "financial institution") on behalf of the non-U.S. holder, (i) a Form W-8IMY and (ii) a certification under penalties of perjury that (x) a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) and (y) any Additional Documentation has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of both the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) and any Additional Documentation is furnished to the payor.

     A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the exchange notes.

     If the payments of interest on an exchange note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, such payments, although generally exempt from U.S. withholding tax, will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if paid to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

     Sale, Exchange or Redemption of Exchange Notes

     Subject to the discussion of backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of an exchange note generally will not be subject to U.S. federal income tax, unless:

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

     . such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States;

     . the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

     . the non-U.S. holder is subject to tax under provisions of U.S. federal tax law applicable to certain U.S. expatriates.

     Information Reporting and Backup Withholding

     Principal and interest paid on the exchange notes and proceeds from the sale, exchange, retirement or other disposition of exchange notes may be subject to information reporting and to backup withholding currently at a rate up to 30.5%. Backup withholding generally will not apply, however, if the payee furnishes a correct taxpayer identification number or both a Form W-8BEN and any Additional Documentation and makes any other required certification or if the payee is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle it to a refund as long as the required information is furnished to the IRS.

     The Treasury Department recently has issued final regulations relating to withholding, backup withholding and information reporting that unify current certification procedures and forms and clarify certain standards. These regulations are complex and this summary does not completely describe them. Prospective holders are urged to consult with their own tax advisors to determine how these regulations will affect the holder's particular circumstances.

     Prospective holders of the exchange notes who are in any doubt as to their tax position or who may be subject to tax in other jurisdictions should consult their own tax advisers.

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                               PLAN OF DISTRIBUTION

     Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases original notes or exchange notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption) that exchanges original notes for exchange notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for original notes acquired by such holder directly from us or an affiliate of ours, unless an exemption from registration is otherwise available.

     As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

     .  are not an affiliate of ours;

     . are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the original notes or the exchange notes;

     .  are acquiring the exchange notes in the ordinary course of business;
        and

     . if they are a broker-dealer, they will receive the exchange notes for their own account in exchange for the original notes that were acquired as a result of market-making activities or other trading activities.

     Each broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of

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transmittal.  We have agreed to pay all expenses incident to the exchange offer
(including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                           GENERAL LISTING INFORMATION

     Application has been made to list the exchange notes on the Luxembourg Stock Exchange. A legal notice relating to the exchange offer and our Restated Articles of Incorporation are being filed with the Registrar of the District Court in Luxembourg (Greffier en Chef de Tribunal d'Arrondissement de et a Luxembourg) where such documents may be examined and copies obtained. Our Restated Articles of Incorporation will be published in the Memorial, Journal Officiel de Grand Duche de Luxembourg, Recueil des Societes et Associations. They may be inspected by any interested person at the Registre de Commerce de Tribunal d'Arrondissement de et a Luxembourg.

     Notice of any optional redemption, change of control or any change in the rate of interest payable on the exchange notes will be published in a Luxembourg newspaper of general circulation, which is expected to be the Luxemburger Wort. The Luxembourg Stock Exchange will be informed and a notice will be published in a Luxembourg newspaper of general circulation, which is expected to be the Luxemburger Wort, in the event of any accrual of additional interest, no later than the commencement of such accrual.

     In connection with the registered exchange offer:

     . notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper of general circulation, which is expected to be the Luxemburger Wort, prior to the start of any registered exchange offer, announcing the beginning of the registered exchange offer and, following the completion of such offer, the results of such offer;

     . a Luxembourg exchange agent, through which all relevant documents with respect to the registered exchange offer will be made available, will be appointed;

     . the Luxembourg exchange agent will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to holders, and accepting such documents on behalf of us; and

     . the exchange notes will be accepted for clearance through Euroclear and Clearstream, Luxembourg and a notice will be published in a Luxembourg newspaper of general circulation, which is expected to be the Luxembourg Wort, announcing the relevant Common Codes and International Securities Identification Numbers (ISIN). In addition, copies of this prospectus will be made available at the Luxembourg Stock Exchange where copies may be obtained on request.

     So long as the exchange notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange shall so require, an agent appointed to make payments on, and transfers of, the exchange notes will be maintained in Luxembourg. We have appointed The Bank of New York (Luxembourg) S.A. as our Luxembourg paying agent, and, in the event the exchange notes are issued in definitive registered form, as our Luxembourg paying agent, and, in the event the exchange notes are issued in definitive registered form, as our Luxembourg transfer agent. We reserve the right to vary such appointment. The paying agent in Luxembourg will act as intermediary between the holders of the exchange notes and us.

     We may remove the exchange notes from listing on the Luxembourg Stock Exchange, particularly if necessary to avoid any new withholding tax.

     According to Chapter VI, Article 3, point AII2 of the Rules and Regulations of the Luxembourg Stock Exchange, which only apply to transactions made on the Luxembourg Stock Exchange, the exchange notes shall be freely transferable. In addition, no transaction made on the Luxembourg Stock Exchange shall be cancelled. However, holders of the exchange notes must also comply with other applicable securities laws.

     The Indenture has been approved and the exchange notes will be issued pursuant to authority granted by our board of directors on October 9, 2001.

Documents Available

     We will provide, without charge, to any person, upon the request of such person, a copy of any or all of the documents deemed to be incorporated in this prospectus by reference unless such documents have been modified or superseded as specified in this prospectus. Requests for such documents should be directed to us at our registered office set out in the "Summary" or to the specified office of the paying agent in Luxembourg. A copy of our Restated Articles of Incorporation is also available upon request during normal business hours at our registered offices.

     So long as the exchange notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange require it, the indenture, this prospectus, the related exchange offer documents and our constituent documents, will be available for inspection at the specified office of the paying agent in Luxembourg. So long as the exchange notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, copies of our annual audited consolidated financial statements, unaudited consolidated interim quarterly financial statements and annual, quarterly and current reports, may be obtained, free of charge, during normal business hours on any business day at the offices of such paying agent in Luxembourg. We do not make non-consolidated financial statements publicly available and are not required to do so by law.

     We have taken all reasonable care to ensure that the facts stated in this prospectus about us and the exchange notes are true and accurate in all material respects and that there are no other material facts which, if omitted, would make any statement in this prospectus misleading. If the terms of the exchange offer are modified or amended in a manner which could make the prospectus, as so modified or amended, materially inaccurate or misleading, a new prospectus and/or prospectus amendment will be prepared. We have prepared this prospectus and are responsible for its contents, and accept responsibility for the information disclosed in this prospectus.

Clearing Systems

     The exchange notes have been accepted for clearance through Euroclear and Clearstream. Relevant trading information is set forth below.

                                                 International
                                                  Securities
                                                Identification       Common
                                                    Number            Code
                                                    ------            ----
   Global Exchange Note.......................  XS-014074384-9      14074384


Significant or Material Change

     Other than as may be disclosed in this prospectus, there has been no material adverse change in the financial condition or results of our operations since December 31, 2000.

     We are not involved in, and have no knowledge of a threat of, any litigation, administrative proceedings or arbitration which, in our judgment, is or may be material in the context of the issue of the exchange notes, except as disclosed in this prospectus.

                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for us by Hunton & Williams, Richmond, Virginia. Hugh V. White, Jr., Senior Counsel to the firm of Hunton & Williams, is a member of our board of directors. Hunton & Williams is our principal outside legal counsel.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance upon the report of

PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                         [CHESAPEAKE CORPORATION LOGO]

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20.  Indemnification of Directors and Officers.

     The Virginia Stock Corporation Act permits, and the registrant's Bylaws require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under Sections 13.1 697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company's Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Company's Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the Company or brought by or on behalf of stockholders of the Company, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

     Item 21.  Exhibits and Financial Schedules.

Exhibit
Number    Exhibit
------    -------

4.1 Indenture, dated as of November 19, 2001, between the Registrant and The Bank of New York, as Trustee, filed herewith

4.2 Registration Rights Agreement, dated as of November 19, 2001, among the Registrant and Credit Suisse First Boston (Europe) Limited, Goldman Sachs International, First Union Securities, Inc. and Banc of America Securities Limited, filed herewith

5.1       Opinion of Hunton & Williams, filed herewith

12.1      Computation of Ratios, filed herewith

23.1      Consent of PricewaterhouseCoopers LLP, filed herewith

23.2      Consent of Hunton & Williams (included in Exhibit 5.1)

24.1 Powers of Attorney (contained on the signature pages of this Registration Statement)

25.1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, filed herewith

99.1      Form of Letter of Transmittal, filed herewith

99.2      Form of Letter to Brokers, filed herewith

99.3      Form of Letter to Clients, filed herewith

Item 22.  Undertakings.

          (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 17th day of December 2001.

                                        CHESAPEAKE CORPORATION


                                        /s/ Thomas H. Johnson
                                        ----------------------------------------
                                        Thomas H. Johnson
                                        Chairman, President &
                                        Chief Executive Officer


                               POWER OF ATTORNEY

     Each of the directors and/or officers of Chesapeake Corporation whose signature appears below hereby appoints Thomas H. Johnson, William T. Tolley and J.P. Causey Jr., or any of them, as his attorney-in-fact to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement, making such changes in the Registration Statement as appropriate, and generally to do all such things on his behalf in his capacity as a director and/or officer to enable Chesapeake Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 17th day of December 2001:

             Signature                                        Title
             ---------                                        -----

          /s/ Thomas H. Johnson                   Chairman, President & Chief
--------------------------------------------      Executive Officer and Director
             Thomas H. Johnson                    (principal executive officer)

          /s/ Harry H. Warner                                Director
--------------------------------------------
             Harry H. Warner

--------------------------------------------                 Director
             Sir David Fell

          /s/ James E. Rogers                                Director
--------------------------------------------
             James E. Rogers

          /s/ John W. Rosenblum                              Director
--------------------------------------------
             John W. Rosenblum

          /s/ Frank S. Royal                                 Director
--------------------------------------------
             Frank S. Royal

          /s/ Wallace Stettinius                             Director
--------------------------------------------
             Wallace Stettinius

          /s/ Richard G. Tilghman                            Director
--------------------------------------------
             Richard G. Tilghman

          /s/ Joseph P. Viviano                              Director
--------------------------------------------
             Joseph P. Viviano

          /s/ Hugh V. White, Jr.                             Director
--------------------------------------------
             Hugh V. White, Jr.

          /s/ William T. Tolley                   Senior Vice President--Finance
--------------------------------------------      & Chief Financial Officer
             William T. Tolley                    (principal financial officer)

          /s/ Christine R. Vlahcevic              Controller
--------------------------------------------      (principal accounting officer)
             Christine R. Vlahcevic

                               INDEX TO EXHIBITS

Exhibit
Number    Exhibit                                                                         Page
------    -------                                                                         ----
4.1       Indenture, dated as of November 19, 2001, between the Registrant and
          The Bank of New York, as Trustee, filed herewith

4.2 Registration Rights Agreement, dated as of November 19, 2001, among the Registrant and Credit Suisse First Boston (Europe) Limited,
          Goldman Sachs International, First Union Securities, Inc. and Banc of
          America Securities Limited, filed herewith

5.1       Opinion of Hunton & Williams, filed herewith

12.1      Computation of Ratios, filed herewith

23.1      Consent of PricewaterhouseCoopers LLP, filed herewith

23.2      Consent of Hunton & Williams (included in Exhibit 5.1)

24.1 Powers of Attorney (contained on the signature pages of this Registration Statement)

25.1      Statement of Eligibility of Trustee under the Trust Indenture Act of
          1939, as amended, filed herewith

99.1      Form of Letter of Transmittal, filed herewith

99.2      Form of Letter to Brokers, filed herewith

99.3      Form of Letter to Clients, filed herewith